Exhibit 10.15

EXECUTION COPY

Published CUSIP Number:

$290,000,000

CREDIT AGREEMENT

DATED AS OF MAY 31, 2007

by and among

NEFF CORP.,

as Parent Borrower,

LYN HOLDINGS CORP.,

THE OTHER PERSONS PARTY HERETO THAT ARE

DESIGNATED AS CREDIT PARTIES,

BANK OF AMERICA, N.A.,

as Agent

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Syndication Agent,

CIBC INC.

and

UBS SECURITIES LLC,

as Documentation Agents,

BANC OF AMERICA SECURITIES LLC

and

CIBC WORLD MARKETS CORP.,

as Joint Lead Arrangers and Joint Book Runners,

and

GE CAPITAL MARKETS, INC.

and

UBS SECURITIES LLC,

as Co-Managers

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

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INDEX OF APPENDICES

Annexes

Annex A	—	Definitions
Annex B	—	Pro Rata Shares and Term Loan Commitment Amounts
Annex C	—	Closing Checklist
Annex D	—	Lenders’ Bank Accounts

Exhibits

Exhibit 1.1(a)(i)	—	Form of Term Loan Note
Exhibit 1.1(a)(ii)		Notice of Borrowing
Exhibit 1.2(e)	—	Notice of Continuation/Conversion
Exhibit 4.1(1)	—	Compliance Certificate
Exhibit 8.1	—	Assignment Agreement
Exhibit A	—	Form of Joinder Agreement
Exhibit B	—	Form of Intercreditor Agreement
Exhibit C	—	Form of Perfection Certificate

Schedules

Schedule 2.7	—	Corporate and Trade Names
Schedule 3.2	—	Existing Liens
Schedule 3.3	—	Existing Investments
Schedule 3.4	—	Existing Contingent Obligations
Schedule 3.8	—	Affiliate Transactions
Schedule 3.9	—	Business Description
Schedule 5.4(a)	—	Jurisdictions of Organization and Qualifications
Schedule 5.4(b)	—	Capitalization
Schedule 5.6	—	Intellectual Property
Schedule 5.8	—	Employee Matters
Schedule 5.10	—	Litigation; Adverse Facts
Schedule 5.12	—	Real Estate
Schedule 5.13	—	Environmental Matters
Schedule 5.16	—	Bank Accounts, Securities Accounts; Other Accounts
Schedule 5.18	—	Insurance

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CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of May 31, 2007 and entered into by and among Neff Corp., a Delaware corporation (“Parent Borrower”), LYN Holdings Corp., a Delaware corporation (“Holdings”), and the other persons designated as “Credit Parties” on the signature pages hereof and each other person which becomes party hereto as a Credit Party pursuant to Section 2.8 below, the financial institutions who are or hereafter become parties to this Agreement as Lenders, BANK OF AMERICA, N.A. as Agent, GENERAL ELECTRIC CAPITAL CORPORATION, as syndication agent, CIBC INC. and UBS SECURITIES LLC, as documentation agents, BANC OF AMERICA SECURITIES LLC and CIBC WORLD MARKETS CORP., acting through its New York Agency, as joint lead arrangers and joint book runners, and GE CAPITAL MARKETS, INC. and UBS SECURITIES LLC, as co-managers.

R E C I T A L S:

WHEREAS, all capitalized terms used herein shall have the meanings ascribed thereto in Annex A hereto which is incorporated herein by reference; and

WHEREAS, Parent Borrower desires that Lenders extend a term loan facility to Parent Borrower to fund the repayment of certain Indebtedness of Parent Borrower (including Indebtedness under the Existing Credit Agreement and the Existing Notes) and the purchase price for the Acquisition and costs and expenses in connection with the Related Transactions; and

WHEREAS, Parent Borrower desires to secure all of its Obligations under the Loan Documents by granting to Agent, for the benefit of Agent and the Secured Parties, a security interest in and Lien upon substantially all of their personal and real property; and

WHEREAS, Holdings and each of Parent Borrower’s Domestic Subsidiaries is willing to guaranty all of the Obligations of Parent Borrower and to grant to Agent, for the benefit of Agent and the Secured Parties, a security interest in and Lien upon substantially all of its personal and material real property to secure the Obligations; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Parent Borrower, the other Credit Parties, Lenders and Agent agree as follows:

SECTION 1.

AMOUNTS AND TERMS OF LOANS

1.1 Term Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Parent Borrower and the other Credit Parties contained herein:

(a) Term Loans.

Each Lender agrees, severally and not jointly, to make loans (each a “Term Loan”) on the Closing Date to the Parent Borrower. The Term Loans of any Lender shall not exceed its separate Term Loan Commitment. Term Loans may not be reborrowed once repaid. All Term Loans shall be repaid in full on the Term Loan Maturity Date. Promptly upon request by a Lender, Parent Borrower shall execute and deliver to such Lender a note to evidence the Term Loans of such Lender. Each note shall be in the principal amount of the Term Loans of the applicable Lender, dated the Closing Date (or, if later, as of the date on which such Person became a Lender under this Agreement pursuant to an Assignment Agreement) and substantially in the form of Exhibit 1.1(a)(i) (each a “Term Loan Note”). Term Loans which are Base Rate Loans require one (1) Business Day’s prior written notice. All LIBOR Loans require three (3) Business Days’ prior written notice. Written notices for funding requests shall be in the form attached as Exhibit 1.1(a)(ii) (“Notice of Borrowing”).

1.2 Interest.

(a) Parent Borrower shall pay interest to Agent, for the ratable benefit of Lenders, in accordance with the various Term Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the Term Loans which are designated as Base Rate Loans (and for all other Obligations not otherwise set forth below), the Base Rate plus the Applicable Term Loan Base Rate Margin per annum and (ii) with respect to Term Loans which are designated as LIBOR Loans at the election of Parent Borrower, the applicable LIBOR Rate plus the Applicable Term Loan LIBOR Margin per annum.

(b) If any payment on any Term Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Term Loan for each day on which the Term Loan is made or outstanding, and shall not accrue on a Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid, provided that any Term Loan that is repaid on the same day on which it is made shall bear interest for one day (with all day determinations pursuant to this sentence being made pursuant to Section 1.4). Each determination by Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) So long as any Event of Default has occurred and is continuing under Section 6.1(a), and without notice of any kind, the interest rates applicable to overdue Term Loans shall be increased by two percent (2%) per annum above the rates of interest otherwise applicable hereunder (“Default Rate”), and all outstanding overdue Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand, but in any event, shall be payable on the next regularly scheduled payment date set forth herein for such Obligation.

(e) Parent Borrower shall have the option to (i) request that any Term Loan be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Term Loans from Base Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Base Rate Loan, subject to payment of the LIBOR Breakage Fee in accordance with Section 1.3(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Term Loan as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Term Loan shall commence on the first day after the last day of the LIBOR Period of the Term Loan to be continued. Any Term Loan or group of Term Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $5,000,000 and integral multiples of $500,000 in excess of such amount. Any such election must be made by 12:00 p.m. (noon) (New York time) on the third Business Day prior to (1) the date of any proposed Term Loan which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Parent Borrower wishes to convert any Base Rate Loan to a LIBOR Loan for a LIBOR Period designated by Parent Borrower in such election. If no election is received with respect to a LIBOR Loan by 12:00 p.m. (noon) (New York time) on the third Business Day prior to the end of the LIBOR Period with respect thereto, that LIBOR Loan shall be converted to a Base Rate Loan at the end of its LIBOR Period. Parent Borrower must make such election by notice to Agent in writing, by fax or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 1.2(e). No Term Loan shall be made, converted into or continued as a LIBOR Loan, if an Event of Default has occurred and is continuing and Agent or Requisite Lenders have determined not to make or continue any Term Loan as a LIBOR Loan as a result thereof.

(f) Notwithstanding anything to the contrary set forth in this Section 1.2, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Parent Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate or rates of interest and in the manner provided in Sections 1.2(a) through (e), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.2(f), a court of competent jurisdiction shall determine by a final, non-appealable order that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess as specified in Section 1.5(d) and thereafter shall refund any excess to Parent Borrower or as such court of competent jurisdiction may otherwise order.

1.3 Fees.

(a) Fee Letter. Holdings and Parent Borrower shall pay to Bank of America, individually, the Fees specified in the Agent Fee Letter.

(b) LIBOR Breakage Fee. Upon (i) any default by Parent Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following such Parent Borrower’s delivery to Agent of any LIBOR Loan request in respect thereof or (ii) any payment of a LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Parent Borrower shall pay Agent, for the benefit of all Lenders that funded or were prepared to fund any such LIBOR Loan, the LIBOR Breakage Fee.

(c) Expenses and Attorneys’ Fees. Parent Borrower agrees to promptly pay all reasonable and documented out-of-pocket expenses (including reasonable and documented attorneys’ fees and expenses of (i) one counsel to the Agent and the Lenders unless (A) the interests of Agent and Lenders are sufficiently divergent, in which case one additional counsel may be appointed, or (B) if the interests of any Lender or group of Lenders (other than all of the Lenders) are distinctly or disproportionately affected, one additional counsel for such Lender or group of Lenders and (ii) such other local legal counsel as may be retained by Agent in connection with the security arrangements contemplated by the Loan Documents) incurred by Agent in connection with any matters contemplated by or arising out of the Loan Documents (including the Intercreditor Agreement) or in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated herein and in connection with the continued administration of the Loan Documents (including the Intercreditor Agreement), including any amendments, modifications, consents and waivers. Parent Borrower agrees to promptly pay reasonable and documented out-of-pocket expenses incurred by Agent for amendments, waivers, consents and any of the documentation prepared by Agent’s external legal counsel. Parent Borrower agrees to promptly pay all reasonable documented out-of-pocket expenses (including reasonable documented out-of-pocket fees and expenses of attorneys, auditors (whether internal or external), appraisers, consultants and advisors) incurred by Agent in connection with any Event of Default, work-out or action to enforce any Loan Document (including the Intercreditor Agreement) or to collect any payments due from Parent Borrower or any other Credit Party. In addition, in connection with any work-out or action to enforce any Loan Document (including the Intercreditor Agreement) or to collect any payments due from Parent Borrower or any other Credit Party, Parent Borrower agrees to promptly pay all fees, charges, costs and expenses incurred by Lenders for (i) one (1) counsel acting for all Lenders other than Agent unless (A) the interests of the Lenders are sufficiently divergent, in which case one additional counsel may be appointed, or (B) if the interests of any Lender or group of Lenders (other than all of the Lenders) are distinctly or disproportionately affected, one additional counsel for such Lender or group of Lenders and (ii) such other local counsel in each appropriate jurisdiction as the Agent reasonably determines are necessary or advisable in connection with the creation, perfection, priority and/or enforcement of the Liens granted to the Agent for the benefit of the Secured Parties. All fees, charges, costs and expenses for which Parent Borrower is responsible under this Section 1.3(c) shall be deemed part of the Obligations when incurred, payable upon demand and secured by the Collateral.

1.4 Payments. All payments by Parent Borrower of the Obligations shall be without deduction, defense, setoff or counterclaim and shall be made in same day funds and delivered to Agent, for the benefit of Agent and the Secured Parties, as applicable, by wire transfer to the following account or such other place as Agent may from time to time designate in writing.

Bank of America, N.A.

New York, New York

ABA No. 026009593

Account Number 1366212250600

Attn.: Credit Services Charlotte

Reference: Neff Rental

Parent Borrower shall receive credit on the day of receipt for funds received by Agent by 2:00 p.m. (New York time). In the absence of timely receipt, such funds shall be deemed to have been paid on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and Fees due hereunder.

1.5 Prepayments.

(a) Voluntary Prepayments of Term Loans. After the Discharge of the First Lien Obligations or with the consent of the First Lien Agent or if permitted by the First Lien Credit Documentation, Parent Borrower may, at its option, prepay the Term Loans, in whole or in part, at any time starting on the day after the first anniversary of the Closing Date through to and including the Term Loan Maturity Date at an optional prepayment price stated as a percentage of the principal amount being prepaid as set forth below plus accrued and unpaid interest, if any, and fees to such date of prepayment including the payment of LIBOR Breakage Fees, if applicable:

Period:	Optional prepayment price
June 1, 2008 - May 31, 2009	102.00%
June 1, 2009 - May 31, 2010	101.00%
June 1, 2010 - Term Loan Maturity Date	100.0%

(b) [Reserved].

(c) Mandatory Prepayments.

(i) Prepayments from Asset Dispositions.

(A) Subject to the reinvestment rights specified in clause (B) below and Section 1.5(f), within seven (7) Business Days of receipt by Holdings or any of its Subsidiaries of any Net Proceeds in respect of Asset Disposition(s) pursuant to Sections 3.7(b)(ii), (c), (d) and (g) in excess of $10,000,000, individually or in the aggregate, during any Fiscal Year, Parent Borrower shall repay the Term Loans by an amount equal to the amount of any Asset Disposition giving rise to such Net Proceeds.

(B) Notwithstanding anything to the contrary in the immediately preceding clause (A), Parent Borrower or its Subsidiaries may reinvest such Net Proceeds of such Asset Dispositions, within three hundred sixty five (365) days of receipt thereof (or, if Parent Borrower or any of its Subsidiaries enters into a contract to reinvest such Net Proceeds within three hundred sixty five (365) days of the receipt thereof, within one hundred eighty (180) days of the date of such contract), in productive replacement assets of a kind then used or usable in the business of Parent Borrower or such Subsidiaries. If Parent Borrower or such Subsidiary does not intend to so reinvest such Net Proceeds or if the period set forth in the immediately preceding sentence expires without Parent Borrower or such Subsidiary having reinvested (or entered into a contract to reinvest) such Net Proceeds in such productive replacement assets, Parent Borrower shall, subject to Section 1.5(f), prepay the Term Loans pro rata in an amount equal to such remaining Net Proceeds of such Asset Disposition. Such prepayments shall be applied in accordance with Sections 1.5(d).

(ii) Debt Issuance. Not later than five Business Days following the receipt of any Net Proceeds of any Debt Issuance by Parent Borrower or any of its Subsidiaries, Parent Borrower shall make prepayments in accordance with Sections 1.5(d) and (e) in an aggregate amount equal to 100% of such Net Proceeds.

(d) Application of Proceeds. With respect to any prepayments made by Parent Borrower pursuant to Sections 1.5(a) or 1.5(c), such prepayments shall be applied as follows: first, pro rata among (non-rejecting pursuant to the last sentence of Section 1.5(e)) Lenders to interest then due and payable on Term Loans; and second, pro rata among (non-rejecting pursuant to the last sentence of Section 1.5(e)) Lenders to the outstanding Term Loans until the same has been repaid in full. Considering each type of Term Loan being prepaid separately, any such prepayment shall be applied first to Base Rate Loans before application to LIBOR Loans in a manner which minimizes any resulting LIBOR Breakage Fee.

(e) Notice of Prepayment. Parent Borrower shall notify the Agent by irrevocable written notice of any prepayment hereunder (i) in the case of prepayment of a Base Rate Loan, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment and (ii) in the case of prepayment of a LIBOR Loan, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment (provided that if the date of such prepayment is on or prior to May 31, 2010 an extra three Business Days notice will be required in the case of each of clause (i) and (ii)). Such notice shall be irrevocable subject to the last sentence of this paragraph. Each such notice shall specify the prepayment date, the principal amount of each Term Loan prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Agent shall advise the Lenders of the contents thereof. In the case of a mandatory prepayment pursuant to Section 1.5(c) made on or prior to May 31, 2010, the Lenders will have one (1) Business Day (or such longer period as the Agent may allow in its sole discretion) after they are advised of such prepayment during which they may notify the Agent in writing that they reject such prepayment, in which case such rejected amount shall be retained by Parent Borrower, the amount of the prepayment shall be modified accordingly and Section 1.5(c) shall be deemed satisfied if such modified prepayment amount is prepaid.

(f) Compliance with First Lien Credit Agreement. Notwithstanding anything to the contrary, (i) no prepayments of Term Loans shall be required or permitted pursuant to this Section 1.5 if such prepayment is prohibited by the First Lien Credit Agreement or the Intercreditor agreement and (ii) no prepayments of Term Loans shall be required pursuant to Section 1.5(c)(i) except to the extent of the amount of Net Proceeds required to be applied toward such prepayment remaining after compliance with the First Lien Credit Agreement or the waiver of prepayment obligations under the First Lien Credit Agreement analogous to Section 1.5(c)(i) of this Agreement.

1.6 Maturity. All of the Obligations shall become due and payable as otherwise set forth herein, but in any event all of the remaining Obligations (other than contingent indemnification

Obligations to the extent no unsatisfied claim has been asserted) shall become due and payable upon termination of this Agreement on the Term Loan Maturity Date or otherwise. Until all Obligations have been fully paid and satisfied (other than contingent indemnification obligations to the extent no unsatisfied claim has been asserted), Agent shall be entitled to retain the security interests in the Collateral granted under the Collateral Documents and the ability to exercise all rights and remedies available to Agent and the Secured Parties under the Loan Documents and applicable laws.

1.7 Loan Accounts. Agent shall maintain a loan account (the “Loan Account”) on its books to record: all payments made by Parent Borrower, and all other debits and credits as provided in this Agreement with respect to the Term Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be conclusive evidence of the amounts due and owing to Agent and Lenders by Parent Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Parent Borrower’s duty to pay the Obligations. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

1.8 Yield Protection; Illegality.

(a) Capital Adequacy and Other Adjustments. In the event that any Lender shall have reasonably determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender or any corporation controlling such Lender and thereby reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, then Parent Borrower shall from time to time within fifteen (15) days after notice and demand from such Lender (together with the certificate referred to in the next sentence and with a copy to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction; provided, however, that Parent Borrower shall not be required to compensate any Lender pursuant to this paragraph for any amounts incurred more than 90 days prior to the date that such Lender notifies Parent Borrower of such Lender’s intention to claim compensation therefor, and provided, further, that if the circumstances giving rise to such claim have a retroactive effect, then such 90-day period shall be extended to include the period of such retroactive effect. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to Parent Borrower and Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

(b) Increased LIBOR Funding Costs; Illegality. Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law, rule, regulation, treaty or directive (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its Term Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Parent Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Parent Borrower shall forthwith prepay in full all outstanding LIBOR Loans it is owing to such Lender, together with interest accrued thereon, unless Parent Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all such LIBOR Loans into Base Rate Loans. If, after the Closing Date, the introduction of, change in or interpretation of any law, rule, regulation, treaty or directive would impose or increase reserve requirements (other than as taken into account in the definition of LIBOR) or otherwise increase the cost (except for any taxes that are neither Excluded Taxes or Other Taxes) to any Lender of making or maintaining a LIBOR Loan, then Parent Borrower shall from time to time within fifteen (15) days after notice and demand from Agent to Parent Borrower (together with the certificate referred to in the next sentence) pay to Agent, for the account of all such affected Lenders, additional amounts sufficient to compensate such Lenders on an after tax basis for such increased cost; provided, however, that Parent Borrower shall not be required to compensate any Lender pursuant to this paragraph for any amounts incurred more than 90 days prior to the date that such Lender notifies Parent Borrower of such Lender’s intention to claim compensation therefor, and provided, further, that if the circumstances giving rise to such claim have a retroactive effect, then such 90-day period shall be extended to include the period of such retroactive effect. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by Agent on behalf of all such affected Lenders to Parent Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

(c) Change of Lending Office. Each Lender agrees that upon the occurrence of any event giving rise to the operation of clauses (a) and (b) above or Section 1.9(a) below with respect to such Lender, it will, if requested by Parent Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Term Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office no economic, legal or regulatory disadvantage; and provided, further, that nothing in this clause (c) shall affect or postpone any of the obligations of Parent Borrower or the rights of any Lender pursuant to clauses (a) and (b) above or Section 1.9(a) below.

1.9 Taxes.

(a) No Deductions. Subject to the immediately succeeding sentences and Section 1.9(e) below, any and all payments or reimbursements made hereunder, under the Notes or under any other Loan Document shall be made free and clear of and without deduction for any and all Charges, taxes, levies, imposts, deductions or withholdings, and all liabilities with respect thereto of any nature whatsoever imposed by any taxing authority, excluding such Charges, taxes, levies, imposts, deductions or withholdings to the extent imposed on Agent’s or a Lender’s net income (including franchise taxes imposed in lieu of net income taxes) by the jurisdiction in which Agent or such Lender is organized or is engaged in business (including the jurisdiction in which a lending office is located) or as a result of a present connection between the Lender or Agent and the jurisdiction of a taxing authority (other than any connection arising solely from having executed, delivered or performed its obligation or received any payments hereunder or any other Loan Document) (“Excluded Taxes”). Except as otherwise provided in this Section 1.9, if any Credit Party shall be required by current or future law to deduct any such amounts from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or Agent, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, such Lender or Agent receives an amount equal to the sum it would have received had no such deductions been made. All required deductions shall be complied with and paid over to the relevant taxing authority or other Governmental Authority in accordance with applicable law. No Credit Party shall have any obligation to increase the sum payable hereunder or under any other Loan Document (or pay additional amounts) pursuant to this Section 1.9(a) with respect to any United States federal withholding taxes that are in effect and would apply to a payment hereunder or under any other Loan Document made to any Lender that are (i) required by any applicable law in effect when such Person became a Lender or (ii) applicable after such Lender changes its applicable lending office to an office outside the United States as of the date of such change of the applicable lending office.

(b) Changes in Laws. In the event that, subsequent to the Closing Date, any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof or any new law, regulation, treaty or directive enacted or any interpretation or application thereof:

(i) does or shall subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or any Term Loans made hereunder, or change the basis of taxation of payments to Agent or such Lender of principal, fees, interest or any other amount payable hereunder (except, in each case, for Excluded Taxes and any changes with respect thereto and taxes that are covered by Section 1.9(a), 1.9(f) or 1.9(g)); or

(ii) does or shall impose on Agent or any Lender any other condition or increased cost in connection with the transactions contemplated hereby or participations herein;

and the result of any of the foregoing is to increase the cost to Agent or any such Lender of making or continuing any Term Loan hereunder, as the case may be, or to reduce any amount receivable hereunder or under any Loan Document, then, in any such case, subject to Section 1.9(c) below and without duplication, Parent Borrower shall promptly pay to Agent or such Lender, upon its demand, any additional amounts necessary to compensate Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Agent or such Lender with respect to this Agreement or the other Loan Documents. If Agent or such Lender becomes entitled to claim any additional amounts pursuant to this Section 1.9(b), it shall promptly notify Parent Borrower of the event by reason of which Agent or such Lender has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or such Lender to Parent Borrower (with a copy to Agent) shall, absent manifest error, be final, conclusive and binding for all purposes.

(c) Tax Certificate. Prior to becoming a Lender under this Agreement and on or before a previously delivered Certificate of Exemption (defined below) expires or becomes inapplicable or obsolete, other than by reason of a change in the applicable rules as in effect at the time the Lender becomes a Lender under this Agreement, each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”), to the extent it is legally entitled to do so, shall provide to Parent Borrower and Agent (i) a properly completed and executed IRS Form W-8BEN (claiming a complete exemption or a reduction under an applicable treaty) or Form W-8ECI plus any additional form, certificate or document or a successor form prescribed by the IRS of the United States, certifying as to such Foreign Lender’s entitlement to a complete exemption from or a reduction in United States federal withholding tax under the applicable rules as in effect at the time the Lender becomes a Lender under this Agreement with respect to payments to be made to such Foreign Lender under this Agreement and under the Notes, or (ii) in the case of a Foreign Lender that is not a “bank” (within the meaning of Section 881(c)(3)(A) of the IRC), cannot claim an exemption under any applicable treaty and meets the qualifications under the “portfolio interest” exemption rules, a properly completed and executed IRS Form W-8BEN and a written certificate to the effect that such Foreign Lender is eligible for a complete exemption under the applicable rules as in effect at the time the Lender becomes a Lender under this Agreement under Section 871(h) or 881(c) of the IRC (in each case, a “Certificate of Exemption”). If a Foreign Lender is unable to provide or does not provide a Certificate of Exemption to Parent Borrower and Agent claiming a complete exemption from United States federal withholding tax within the time periods set forth in the preceding sentence, other than by reason of a change in the applicable rules as in effect at the time the Lender becomes a Lender under this Agreement, Credit Parties shall withhold such taxes from payments to such Foreign Lender at the applicable statutory and treaty rates (taking into account such Foreign Lender’s compliance with applicable certification requirements), and the Credit Parties shall not be required to pay any additional amounts under Section 1.9(a) as a result of such withholding, provided that such withholding shall cease (or be reduced to the applicable treaty rate) upon delivery by such Foreign Lender of a Certificate of Exemption to Parent Borrower and Agent and provided, further, that Credit Parties shall be required to pay additional amounts under Section 1.9(a) in respect of any taxes withheld in excess of the initial rate of United States federal withholding tax indicated in the initial Certificate of Exemption by reason of a change in the applicable rules as in effect at the time the Foreign Lender becomes a Lender under this Agreement. In addition, each Lender shall from time to time, upon the reasonable written request of any Credit Party or Agent, provide other certificates or forms that are necessary in order for payments made hereunder or under the Notes to be qualified for an exemption from, or a reduction in, withholding taxes or deductions.

(d) If a Credit Party is required to increase the sum payable hereunder (or pay additional amounts) to any Lender or Agent pursuant to this Section 1.9, such Lender or Agent shall, at the request and expense of the Credit Party, change the jurisdiction of its applicable lending office if such change (i) will eliminate or reduce any such increase in the payment obligation (or additional amounts) and (ii) is, in such Lender’s reasonable judgment, determined not to be materially disadvantageous to such Lender.

(e) To the extent any Lender has received (as determined by such Lender in its reasonable judgment) any refund of any taxes with respect to which any Credit Party paid an increased sum or additional amounts pursuant to this Section 1.9, such Lender shall pay the amount of such tax credit or refund (net of any expenses) to such Credit Party; provided that such Credit Party shall repay such amount to such Lender (with any interest and penalties charged by the taxing authority) if the amount of the refund is required to be repaid to the relevant taxing authority.

(f) In addition, the Credit Parties agree to pay any current or future stamp or documentary taxes or any other excise or property taxes, charges, assessments or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents or any Term Loans made hereunder (“Other Taxes”).

(g) Each Credit Party agrees to indemnify each Lender and Agent for the full amount of non-Excluded Taxes and Other Taxes paid by such Lender or Agent, as the case may be, and any liability (including penalties, interest and expenses other than penalties, interest and expenses resulting from the Lender’s gross negligence or willful misconduct) arising therefrom or with respect thereto. Such indemnification shall be made within thirty (30) days after the date any Lender or Agent, as the case may be, makes written demand therefor. Notwithstanding the foregoing, the Credit Parties shall not be required to provide any indemnity pursuant to the preceding sentence with respect to taxes, deductions or withholdings described in the final sentence of Section 1.9(a) or resulting from a Foreign Lender’s failure to provide a Certificate of Exemption other than by reason of a change in the applicable rules as in effect at the time the Lender becomes a Lender under this Agreement.

(h) Within thirty (30) days after the date of any payment of Taxes or Other Taxes withheld or paid by a Credit Party in respect of any payment to any Lender (or Assignee Lender) or Agent, the Credit Party will furnish to Agent, at its address for notices specified in Section 9.3 hereof, the original or a certified copy of any available receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to the Agent.

SECTION 2.

AFFIRMATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

2.1 Compliance with Laws and Contractual Obligations. Each Credit Party will (a) comply with and shall cause each of its Subsidiaries to comply with (i) the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which any Credit Party or any of its Subsidiaries is now doing business or may hereafter be doing business and (ii) the obligations, covenants and conditions contained in all Contractual Obligations of such Credit Party or any of its Subsidiaries other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and except for Contractual Obligations being diligently contested in good faith, and (b) maintain or obtain and shall cause each of its Subsidiaries to maintain or obtain all rights, franchises, licenses, qualifications and permits now held or hereafter required to be held by such Credit Party or any of its Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. This Section 2.1 shall not preclude any Credit Party or its Subsidiaries from contesting any taxes or other payments, if they are being diligently contested in good faith in a manner which stays enforcement thereof and if appropriate expense provisions have been recorded in conformity with GAAP, subject in the case of any Lien in connection therewith, to the terms and conditions of Section 3.2.

2.2 Insurance; Damage to or Destruction of Collateral.

(a) The Credit Parties shall, at their sole cost and expense, maintain with financially sound and reputable insurance companies, or through self-insurance, insurance on all their property in at least such amounts and against at least such risks (but including in any event public liability coverage) as are usually insured against in the same general area by companies engaged in the same or a similar business; provided, notwithstanding any industry standard, any amount of self insurance shall be commercially reasonable and must be reasonably satisfactory to Agent. Such policies of insurance shall contain provisions pursuant to which the insurer agrees to (i) name Agent, for its benefit and the benefit of the Secured Parties, as additional insured, (ii) in the case of all property insurance policies, name the Agent as lender loss payee, (iii) in the case of all property insurance policies, provide a breach of warranty in favor of Agent and the Secured Parties, (iv) provide for a waiver of subrogation in favor of Agent and the Secured Parties and (v) provide 30 days prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy. If any Credit Party at any time or times hereafter, after the Discharge of the First Lien Obligations, shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable. Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party’s failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Parent Borrower to Agent and shall be additional Obligations hereunder secured by the Collateral. Without limiting the generality of the foregoing, Parent Borrower will maintain or cause to be maintained flood insurance with respect to each Mortgaged Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System.

(b) Upon the reasonable request of Agent, each Credit Party shall deliver to Agent from time to time a report of a reputable insurance broker, reasonably satisfactory to Agent, with respect to its insurance policies.

(c) Each Credit Party shall deliver to Agent, at the time of the applicable policy renewal, in form and substance reasonably satisfactory to Agent, certificates of insurance evidencing (i) all “All Risk” policies naming Agent, on behalf of itself and the Secured Parties, as additional insured and loss payee, with a breach of warranty in favor of Agent and the Secured Parties, (ii) all general liability and other liability policies naming Agent, for the benefit of itself and the Secured Parties, as additional insured and (iii) waiver of subrogation and thirty (30) days notice of cancellation for all insurance policies. Each Credit Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as (i) any Event of Default has occurred and is continuing or the casualty giving rise to such insurance proceeds could reasonably be expected to result in a Material Adverse Effect, (ii) the anticipated insurance proceeds exceed $10,000,000 and (iii) the Discharge of the First Lien Obligations has occurred (an “Insurance Trigger Event”), as each Credit Party’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of each Credit Party on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power of attorney. Parent Borrower shall promptly notify Agent of any loss, damage or destruction to the Collateral in the amount of $5,000,000 or more, whether or not covered by insurance. If the applicable Credit Party receives insurance proceeds as a result of a casualty which does not result in an Insurance Trigger Event, or, otherwise (with the consent of the First Lien Agent or with the consent of the Agent after the Discharge of the First Lien Obligations), such Credit Party shall replace, restore, repair or rebuild the property; provided that if such Credit Party has not completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within three hundred sixty-five (365) days of such casualty, Agent may apply such insurance proceeds to the Obligations in accordance with Section 1.5(c). If the Agent receives any insurance proceeds following an Insurance Trigger Event, after deducting from any insurance proceeds the expenses, if any, incurred by Agent in the collection or handling thereof, Agent may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 1.5(c).

2.3 Inspection. Each Credit Party shall permit any authorized representatives of Agent to visit, audit and inspect any of the properties of such Credit Party and its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants, at such reasonable times during normal business hours and upon reasonable notice to the applicable Credit Party, and as often as may be reasonably requested. Representatives of each Lender will be permitted to accompany representatives of Agent during each visit, inspection and discussion referred to in the immediately preceding sentence, at the expense of such Lender or, following an Event of Default, at the expense of such Credit Party.

2.4 Organizational Existence. Except as otherwise permitted by Section 3.6, each Credit Party will and will cause its Subsidiaries to at all times preserve and keep in full force and effect its organizational existence.

2.5 Environmental Matters. Each Credit Party (a) shall and shall cause its Subsidiaries and shall take commercially reasonable steps to cause each tenant, subtenant contractor, subcontractor and invitee of any of them to conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, including without limitation perform all investigation, remediation, removal and response actions that are necessary to comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; and (b) shall notify Agent promptly after such Credit Party or any of its Subsidiaries becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities to a Credit Party or its Subsidiaries in excess of $5,000,000. If Agent at any time after the Discharge of the First Lien Obligations has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Subsidiary, tenant, subtenant, contractor, subcontractor or invitee of such Credit Party or any Subsidiary or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, then Parent Borrower shall, upon Agent’s written request cause the performance of such environmental assessments reasonably necessary to evaluate the alleged noncompliance or Release (which in the event of a potential Release may include subsurface sampling of soil and groundwater) and preparation of such environmental reports, at Parent Borrower’s expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent. If an environmental assessment requested by Agent pursuant to the preceding sentence is not initiated within thirty (30) Business Days following receipt of Agent’s request therefor, then each Credit Party and its Subsidiaries shall permit Agent or its representatives to have access to the parcel of Real Estate where the alleged violation or Release occurred for the purpose of conducting such environmental assessments and sampling; provided that any such environmental assessment or sampling shall be conducted in such a manner as to minimize interference with the conduct of the Credit Parties’ operations and Agent shall use commercially reasonable efforts to conduct such environmental assessment or sampling in such a manner that would not result in a material violation of any lease relating to such Real Estate. Parent Borrower shall reimburse Agent for the costs of such assessments and samples and the same will constitute a part of the Obligations secured hereunder. The Credit Parties may require that prior to entry on any Real Estate any representative of Agent that will conduct sampling shall present evidence of reasonable general liability and professional liability insurance.

2.6 [Reserved].

2.7 Conduct of Business. Each Credit Party shall at all times maintain, preserve and protect all of its assets and properties necessary for the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and transact business only in such corporate and trade names as are set forth in Schedule 2.7 (as amended) or other names notified to Agent in accordance with the Loan Documents.

2.8 Further Assurances.

(a) Subject to the terms of the Intercreditor Agreement, Parent Borrower and each Guarantor shall, from time to time, execute such guaranties, financing statements, documents, security agreements and reports as Agent at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations contemplated by the Loan Documents. Without limiting the foregoing, promptly upon granting a Lien to secure any First Lien Obligation on any assets or property of a Credit Party that does not constitute Collateral for the Obligations, Holdings and Parent Borrower shall, or shall cause the relevant Credit Party to, grant a Lien on such assets or property to Agent for the benefit of the Secured Parties.

(b) Subject to the terms of the Intercreditor Agreement, in the event Parent Borrower or a Guarantor acquires an interest in real property after the Closing Date with a recently appraised fair market value in excess of $5,000,000, within ninety (90) days of the acquisition thereof (or such later date as may be agreed to by Agent) such Person shall deliver to Agent a fully executed mortgage or deed of trust over such real property in form and substance reasonably satisfactory to Agent, together with such title insurance policies, surveys, evidence of insurance, legal opinions and other documents and certificates as shall be reasonably required by Agent.

(c) Subject to the terms of the Intercreditor Agreement, Parent Borrower and each other Credit Party shall (i) cause each Person, upon its becoming a wholly owned Domestic Subsidiary of Parent Borrower (other than a Subsidiary that is a Subsidiary of a Foreign Subsidiary), promptly to execute and deliver to Agent a Joinder Agreement and (A) become party to this Agreement as a Credit Party pursuant to such Joinder Agreement, (B) to guaranty the obligations and to become party to the Guaranty (pursuant to a Guaranty Supplement) and (C) to grant to Agent, for the benefit of Agent and the Secured Parties, a security interest in the real, personal and mixed property of such Person to secure the Obligations and to become party to the Security Agreement and the Pledge Agreement, as applicable, in each case by executing and delivering a Joinder Agreement to Agent, and take all actions required by the applicable Collateral Documents to perfect such security interest and (ii) pledge, or cause to be pledged, to Agent all of the Stock of such Subsidiary, in each case, to secure the Obligations. The documentation required pursuant to the foregoing sentence shall be accompanied by such certificates, legal opinions and other documents as may be reasonably requested by Agent. Notwithstanding the foregoing, the provisions of this clause (c) shall not apply to assets as to which Agent shall have determined in its reasonable discretion, after consultation with Parent Borrower, that the costs and burdens of obtaining a security interest are excessive in relation to the value of the security afforded thereby.

(d) Subject to the terms of the Intercreditor Agreement, after the acquisition by Parent Borrower or any of its Subsidiaries of assets or personal property of the type that would have constituted Collateral on the Closing Date, including investments of the type that would have constituted Collateral on the Closing Date, Parent Borrower will take, or will cause their Subsidiaries to take, all necessary action, including the filing of appropriate financing statements under the applicable provisions of the Code, applicable domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate to create and perfect a second priority Lien in such Collateral pursuant to and to the full extent required by this Agreement or any of the Collateral Documents. Notwithstanding the foregoing, the provisions of this clause (d) shall not apply to assets as to which the Agent shall determined in its reasonable discretion, after consultation with Parent Borrower, that the costs and burdens of obtaining a security interest are excessive in relation to the value of the security afforded thereby.

Prior to the Discharge of the First Lien Obligations any physical Collateral required to be delivered to the Agent under this Section 2.8 or any Loan Document shall be delivered (in satisfaction of such requirement) to the First Lien Agent or the Control Agent (as defined in the Intercreditor Agreement).

2.9 [Reserved].

2.10 Business and Properties. The Credit Parties shall do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, Patents, Copyrights, Trademarks and trade names reasonably useful to the conduct of their business except where the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable requirements of law and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and at all times maintain, preserve and protect all property reasonably useful to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times except where the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

2.11 Post-Closing Matters. Notwithstanding anything herein to the contrary, due to the renewal of Parent Borrower’s insurance policies on or about the date hereof, the representation and warranty in Section 5.18(ii) need not be accurate before the date that is thirty (30) days after the Closing Date, or such later date as may be consented to by Agent, and Parent Borrower will deliver an updated Schedule 5.18 to Agent such that such representation and warranty is true on or before the date that is thirty (30) days after the Closing Date, or such later date as may be consented to by Agent, along with any additional or amended insurance certificates reasonably requested by Agent in light thereof.

SECTION 3.

NEGATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof until the Termination Date:

3.1 Indebtedness. The Credit Parties shall not and shall not cause or permit their Subsidiaries directly or indirectly to create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except:

(a) the Obligations;

(b) intercompany Indebtedness to the extent permitted pursuant to Sections 3.3(b) and 3.3(m);

(c) subject to the Intercreditor Agreement, Indebtedness of Credit Parties under the First Lien Credit Agreement;

(d) Indebtedness of Credit Parties under the Senior Notes;

(e) Indebtedness not to exceed $12,500,000 in the aggregate at any time outstanding incurred to finance the acquisition or construction of new equipment, fixed assets or real property or the repair or improvement thereof or incurred with respect to Capital Leases or synthetic leases;

(f) any other unsecured Indebtedness not to exceed $12,500,000 in the aggregate at any time outstanding;

(g) Permitted Subordinated Indebtedness in an aggregate principal amount for all such Indebtedness not to exceed $120,000,000 (i) to the extent the proceeds of such Indebtedness are used within one hundred eighty days (180) days of the incurrence thereof to finance a Permitted Acquisition or (ii) incurred in connection with any substantially contemporaneous Refinancing of any of the foregoing Indebtedness; provided that (A) no Default or Event of Default shall have occurred and be continuing at the time of the issuance or incurrence thereof or would result therefrom and (B) Agent shall have received satisfactory evidence that such Indebtedness is permitted to be incurred under, as applicable at the time of the incurrence thereof, the terms of any Permitted Subordinated Indebtedness Documents;

(h) Indebtedness assumed in connection with Permitted Acquisitions and Permitted Earnout Obligations with respect to Permitted Acquisitions; provided that such assumed Indebtedness and Permitted Earnout Obligations shall not exceed the amount permitted under clause (d) of the definition of Permitted Acquisition;

(i) Indebtedness pursuant to sale and leaseback transactions that are permitted pursuant to Section 3.7(c);

(j) any Permitted Refinancing Indebtedness in respect of Indebtedness described in the preceding clause (d);

(k) Contingent Obligations permitted pursuant to Section 3.4 of this Agreement;

(l) Indebtedness under Currency Agreements, Hedging Agreements and Interest Rate Agreements entered into by Parent Borrower or its Subsidiaries in the ordinary course of business and otherwise in compliance with this Agreement and, in each case, not for speculative purposes; and

(m) Indebtedness in respect of overdraft facilities, employee credit card programs and other cash management arrangements in the ordinary course of business.

3.2 Liens and Related Matters.

(a) No Liens. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset of such Credit Party or any such Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except (collectively, the “Permitted Encumbrances”):

(i) Permitted Liens;

(ii) Liens existing on the Closing Date as set forth on Schedule 3.2 and renewals and extensions thereof;

(iii) Liens to secure Indebtedness or any Capital Leases permitted under Section 3.1(e); provided that, in each case, the Liens attach only to the assets financed by such Indebtedness or other obligations;

(iv) Liens arising from the filing of precautionary financing statements under the Code by lessors with respect to operating leases;

(v) subject to the terms of the Intercreditor Agreement, the Permitted First Priority Liens securing Indebtedness under the First Lien Credit Agreement permitted under Section 3.1;

(vi) [Reserved];

(vii) Liens not otherwise permitted above securing obligations (including Indebtedness) in an aggregate principal amount not to exceed $7,500,000 at any time outstanding;

(viii) Liens existing on the assets of any Person that becomes a Credit Party (or is a Credit Party that survives a merger with such Person), or existing on assets acquired, pursuant to a Permitted Acquisition or other Investment to the extent the Liens on such assets secure Indebtedness permitted by Section 3.1(h); provided in all cases discussed in this clause that such Liens attach at all times only to the same assets (other than after acquired property that is affixed or incorporated into the property covered by such Lien and proceeds and products thereof) that such Liens attached to, and secure only the same Indebtedness or obligations (or any modifications, refinancing, extensions, renewals, refundings or replacements of such Indebtedness permitted by Section 3.1) that such Liens secured, immediately prior to such Permitted Acquisition or other Investment or transaction and that such Liens do not attach to any Rental Fleet and Equipment;

(ix) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 3.3 to be applied against the purchase price for such Investment and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 3.7, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(x) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Parent Borrower or any of the other Credit Parties in the ordinary course of business permitted by this Agreement; and

(xi) Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Parent Borrower or any of the other Credit Parties to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Parent Borrower and the other Credit Parties or (iii) relating to purchase orders and other agreements entered into with customers of Parent Borrower or any of the other Credit Parties in the ordinary course of business.

(b) No Negative Pledges. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly enter into or assume any agreement (other than the Loan Documents, the First Lien Credit Documentation, the Senior Notes Documents, documents governing Permitted Refinancing Indebtedness in respect of the Senior Notes, the Permitted Subordinated Indebtedness Documents and any Capital Lease (but solely with respect to the assets subject to such Capital Lease) to the extent that such documents permit Liens securing the Obligations) in each case, to the extent the relevant Indebtedness is permitted under Section 3.1) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

(c) No Restrictions on Subsidiary Distributions to Parent Borrower. Except as provided herein or pursuant to the Senior Notes Indenture, documents governing Permitted Refinancing Indebtedness in respect of the Senior Notes, the First Lien Credit Documentation and any Permitted Subordinated Indebtedness Documents (in each case, to the extent the relevant Indebtedness is permitted under Section 3.1), the Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual Lien, encumbrance or restriction of any kind on the ability of any such Subsidiary to: (i) pay dividends or make any other distribution on any of such Subsidiary’s Stock owned by Parent Borrower or any other Subsidiary; (ii) pay any Indebtedness owed to Parent Borrower or any other Subsidiary; (iii) make loans or advances to Parent Borrower or any other Subsidiary; or (iv) transfer any of its property or assets to Parent Borrower or any other Subsidiary.

3.3 Investments. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly make or own any Investment in any Person except:

(a) Parent Borrower and its Subsidiaries may make and own Investments in cash and Cash Equivalents;

(b) Investments consisting of intercompany loans, advances or capital contributions made by (i) any Credit Party (other than Holdings) to another Credit Party (other than Holdings) (ii) Parent Borrower or any other Credit Party to any Subsidiary of Parent Borrower that is not a Credit Party in an aggregate amount not to exceed $5,000,000 at any one time outstanding, and (iii) any Subsidiary of Holdings that is not a Credit Party to (A) a Credit Party or (B) any other Subsidiary of Holdings that is not a Credit Party; provided that the obligations of any Credit Party pursuant to the foregoing clause (iii) shall be expressly subordinated to the Obligations of such Credit Party under the Loan Documents in a manner reasonably satisfactory to Agent;

(c) Parent Borrower and its Subsidiaries may make loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $2,000,000 in the aggregate at any time outstanding;

(d) Investments under Currency Agreements, Hedging Agreements and Interest Rate Agreements entered into by Parent Borrower or its Subsidiaries in the ordinary course of business and otherwise in compliance with this Agreement and, in each case, not for speculative purposes;

(e) Investments by Parent Borrower and its Subsidiaries in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(f) Investments made by Parent Borrower or its Subsidiaries as a result of consideration received in connection with an Asset Disposition made in compliance with Section 3.7;

(g) (i) accounts receivable and extended payment terms of Parent Borrower and its Subsidiaries provided to customers that are made, created or acquired in the ordinary course of business and (ii) Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(h) Investments consisting of deposits, prepayments and other credits to suppliers made in the ordinary course of business of Parent Borrower and its Subsidiaries;

(i) Investments existing on the Closing Date and set forth on Schedule 3.3;

(j) Investments consisting of loans made by Holdings to officers or employees of Holdings or any other Credit Party in connection with the purchase by such officers or employees of Stock of Holdings; provided that the aggregate amount of such Investments shall not exceed $2,000,000 at any time outstanding;

(k) Investments in Permitted Acquisitions;

(l) Investments consisting of intercompany loans or advances made by Parent Borrower to Holdings in lieu of making any Restricted Payment permitted pursuant to Section 3.5 by way of dividend or other distribution; provided that the amount of such loan shall count as a Restricted Payment for purposes of Section 3.5;

(m) the formation of and Investments in new Domestic Subsidiaries of the Parent Borrower that are Credit Parties, provided that (i) such Subsidiary is owned by the Parent Borrower or another Credit Party (other than Holdings), (ii) the Parent Borrower shall have notified the Agent at least ten Business Days prior to the formation or acquisition of any such Subsidiary, (iii) such Subsidiary shall be engaged in a permitted business of the Parent Borrower or its Subsidiaries hereunder and (iv) as of the date of the formation or acquisition of any such Subsidiary and the Investment therein, and after giving effect thereto, (A) such new Subsidiary and its parent shall have entered into any and all agreements (in form and substance reasonably satisfactory to the Agent necessary to comply with Section 2.8, and the Agent shall be satisfied that all Liens required to be granted in the assets and ownership interests of such new Subsidiary under such Section 2.8 have been granted or pledged and have been perfected and are subject only to Permitted Liens hereunder, and (B) no Event of Default shall have occurred and be continuing; and

(n) other Investments in an aggregate amount not to exceed $25,000,000 at any time outstanding.

3.4 Contingent Obligations. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create or become or be liable with respect to any Contingent Obligation except:

(a) guarantees by Parent Borrower or a Subsidiary of Parent Borrower of Indebtedness or other obligations permitted to be incurred under this Agreement; provided that no guarantee may be made by any Subsidiary of any Indebtedness unless such Subsidiary also guarantees the Obligations;

(b) [reserved];

(c) those resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(d) those existing on the Closing Date and described in Schedule 3.4;

(e) those arising under indemnity agreements to title insurers to cause such title insurers to issue (i) to Agent and the First Lien Agent mortgagee title insurance policies and (ii) to the Credit Parties owner’s title insurance policies;

(f) those arising with respect to customary indemnification obligations incurred in connection with Asset Dispositions permitted hereunder;

(g) those incurred with respect to Indebtedness permitted by Section 3.1; provided that in the case of any Contingent Obligation with respect to subordinated Indebtedness, any such Contingent Obligation is subordinated to the Obligations to the same extent as the Indebtedness to which it relates is subordinated to the Obligations; provided, further, that no guarantee by any Subsidiary of Holdings of any Indebtedness constituting the First Lien Obligations or any Permitted Subordinated Indebtedness shall be permitted unless such Subsidiary shall have entered into or become a party to the Guaranty;

(h) those arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of incurrence; and

(i) any other Contingent Obligation not expressly permitted by clauses (a) through (h) above, so long as any such other Contingent Obligations, in the aggregate at any time outstanding, do not exceed $5,000,000.

Notwithstanding anything to the contrary in this Agreement, if any direct or indirect parent company of Holdings guarantees any Indebtedness constituting First Lien Obligations or any Permitted Subordinated Indebtedness, Holdings and Parent Borrower agree to cause such parent company to enter into (or become a party to) the Guaranty.

3.5 Restricted Payments. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment (other than dividends payable solely in common stock of the Person making such dividend), except that:

(a) Parent Borrower may make Restricted Payments to Holdings (and Holdings may make Restricted Payments to any parent corporation of Holdings) the proceeds of which shall be used by such entity to pay consolidated or combined federal, state and local income taxes then due and owing, franchise taxes and other similar licensing expenses incurred in the ordinary course of business; provided that Parent Borrower’s aggregate contribution to taxes and licensing expenses as a result of the filing of a consolidated or combined return by such entity shall not be greater, nor the aggregate receipt of tax benefits less, than they would have been had Parent Borrower not filed a consolidated or combined return with such entity;

(b) any Subsidiary of Parent Borrower may make Restricted Payments to Parent Borrower or any other Credit Party (other than Holdings);

(c) Parent Borrower or Holdings may make Restricted Payments to pay as and when due all reasonable amounts required to be paid in connection with the preparation and filing of all reports that Holdings or any parent thereof is or will be required to file with or furnish to the U.S. Securities and Exchange Commission, including reasonable fees and disbursements of Holdings’ or such Person’s counsel, accountants, financial printers and other third parties that are customarily involved in such filings;

(d) Parent Borrower may make Restricted Payments to Holdings (and Holdings may make Restricted Payments) in the minimum amount necessary to pay annual management fees and related expenses (in accordance with Section 3.8(b)(iv)) and indemnification pursuant to the Transaction and Advisory Fee Agreement as in effect on the date hereof and to pay advisory fees made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures (which acquisitions or divestitures are approved by the Board of Directors of Parent Borrower or such Subsidiary in good faith) not to exceed the greater of (i) 1% of the consideration applicable to any transaction and (ii) $500,000; provided that no fees pursuant to this paragraph shall be permitted to be paid during such period if a Default or Event of Default exists at the time of any such Restricted Payment or would occur as a result thereof; and provided, further, that if an Event of Default shall have occurred and be continuing at the time of and immediately after giving effect to such Restricted Payment, the aggregate amount of any such indemnification payments and payment of expenses in any Fiscal Year shall not exceed $2,000,000;

(e) Parent Borrower may make Restricted Payments to Holdings in the minimum amount necessary to enable Holdings to make repurchases of Stock deemed to occur upon the exercise of stock options if such Stock represents a portion of the exercise price thereof or the minimum amount of taxes due upon such exercises;

(f) if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, Parent Borrower may make Restricted Payments to Holdings in the minimum amount necessary to enable Holdings to fund its repurchase, redemption, acquisition or cancellation of Stock from management stockholders or their transferees upon the death, disability, retirement or termination of any such former management stockholders; provided that the sum of all such Restricted Payments referred to in this clause (f) shall not exceed the Management Buyout Amount;

(g) Parent Borrower may make Restricted Payments to Holdings (and Holdings may make Restricted Payments to any parent entity) to the extent necessary to permit Holdings or such parent entity, as the case may be, to pay general administrative costs and expenses when due in the ordinary course of business in aggregate amount not to exceed $5,000,000 in any Fiscal Year; and

(h) if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, additional Restricted Payments that are not otherwise permitted above in an aggregate amount not to exceed $12,500,000; provided that such amount shall be permanently increased to $20,000,000 as of the date corresponding with the first date that is the end of a Fiscal Quarter and as of which the Leverage Ratio is equal to or less than 3.5:1.0.

3.6 Amendments to Constituent Documents; Restriction on Fundamental Changes. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly:

(a) amend, modify or waive any term or provision of its organizational documents, including its articles of incorporation, certificates of designations pertaining to preferred stock, by-laws, partnership agreement or operating agreement in a manner materially adverse to Agent or Lenders unless required by law;

(b) enter into any transaction of merger or consolidation except any wholly owned Subsidiary of Parent Borrower may be merged with or into Parent Borrower (provided that Parent Borrower is the surviving entity) or any other wholly owned Subsidiary of Parent Borrower (provided that if either such Subsidiary is a Credit Party, the surviving entity shall also be a Credit Party);

(c) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) except (i) if Parent Borrower determines in good faith that such liquidation or dissolution of a Credit Party other than Parent Borrower is in the best interests of Parent Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Person is a Credit Party, any assets or business not otherwise disposed of or transferred in accordance with Sections 3.3 and 3.7, or, in the case of any such business, discontinued, shall be transferred to , or otherwise owned or conducted by, another Credit Party after giving effect to such liquidation or dissolution;

(d) [reserved]; or

(e) (i) enter into any transaction of merger or consolidation except any Subsidiary of Holdings that is not a Credit Party may be merged with or into any other Subsidiary of Holdings that is not a Credit Party or into any Credit Party (provided that if either such Subsidiary is a Credit Party, the surviving entity shall also be a Credit Party) or (ii) sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary dissolution or otherwise) except to any other Subsidiary of Holdings that is not a Credit Party or to any Credit Party.

3.7 Disposal of Assets or Subsidiary Stock. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly consummate any Asset Disposition, or grant any Person an option to acquire, in one transaction or a series of related transactions, any of its property, business or assets, whether now owned or hereafter acquired, except:

(a) the sale, lease, rental, transfer or other disposition of Parts Inventory and Rental Fleet and Equipment in good faith for fair value in the ordinary course of business;

(b) the sale, lease, transfer or other disposition of (i) obsolete, worn-out or surplus equipment or leased or owned real property not used or useful in the business or (ii) Investments in cash or Cash Equivalents;

(c) the disposition by Parent Borrower and its Subsidiaries of Rental Fleet and Equipment pursuant to sale and leaseback transactions; provided that the fair market value of all such Rental Fleet and Equipment so disposed shall not exceed $20,000,000 in the aggregate;

(d) losses or destruction of, or damage to, or condemnation of any property of Holdings or its Subsidiaries so long as the Net Proceeds thereof are applied in accordance with Section 1.5(c);

(e) Asset Dispositions by Parent Borrower and its Subsidiaries (excluding sales of Stock of any of Parent Borrower’s Subsidiaries) to Parent Borrower or another Credit Party;

(f) Asset Dispositions by any Subsidiary of Holdings that is not a Credit Party to any other Subsidiary of Holdings that is not a Credit Party or to a Credit Party; and

(g) Asset Dispositions to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the following conditions precedent are met; (w) the consideration received is at least equal to the fair market value of such assets, (x) with respect to any Asset Disposition pursuant to this clause (g) for a purchase price in excess of $2,500,000, at least 75% of the consideration received is cash or Cash Equivalents, (y) no Default or Event of Default then exists or would result from such Asset Disposition and (z) the Net Proceeds thereof are applied in accordance with Section 1.5(c).

3.8 Transactions with Affiliates.

(a) The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or other similar services) with any Affiliate or with any director, officer or employee of any Credit Party (an “Affiliate Transaction”), other than Affiliate Transactions pursuant to the reasonable requirements of the business of any such Credit Party or any of its Subsidiaries and upon terms which are not materially less favorable than those that might reasonably have been obtained by such Credit Party in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of Holdings or such Subsidiary; provided that in respect of Affiliate Transactions consisting of sales or leases of equipment by a Credit Party to MasTec, Inc., such transaction shall be (i) in the ordinary course of business, (ii) conducted upon terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of Holdings or such Subsidiary and (iii) pursuant to sales, leases or rental agreements containing substantially similar terms as the leases or rental agreements as those entered into by any Credit Party with other customers that are not Affiliates of such Credit Party.

(b) The restrictions of clause (a) of this Section 3.8 shall not apply to:

(i) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Holdings, Parent Borrower or any of its Subsidiaries as determined in good faith by Parent Borrower’s Board of Directors or senior management;

(ii) transactions exclusively between or among Parent Borrower and any of its Subsidiaries or exclusively between or among Subsidiaries, provided such transactions are not otherwise prohibited by this Agreement;

(iii) Affiliate Transactions pursuant to Contractual Obligations in effect on the Closing Date as set forth on Schedule 3.8 (including pursuant to any amendment to such Contractual Obligations or documentation replacing such Contractual Obligations to the extent that such amendment or agreement is permitted hereunder and is not more disadvantageous to the applicable Credit Party or the Lenders in any material respect than the original Contractual Obligation);

(iv) Restricted Payments permitted by this Agreement and Investments permitted by this Agreement;

(v) sales of Qualified Stock of Holdings;

(vi) the payment of annual management fees and related expenses not to exceed $3,000,000 in any fiscal year to the Permitted Holders and their Affiliates made pursuant to any management agreement approved by the Board of Directors of Parent Borrower; and

(vii) loans to employees or consultants of a Credit Party (other than Holdings) Borrower that are approved by the Board of Directors of Parent Borrower in good faith.

3.9 Conduct of Business.

(a) Holdings shall not engage in any business or activity other than (i) being a guarantor with respect to the Obligations under the Loan Documents and performing its Obligations thereunder, (ii) holding shares in the Stock of Parent Borrower, (iii) performing its obligations under the Senior Notes Documents, the First Lien Credit Documentation, the Permitted Subordinated Notes Documents and any document entered into in connection with a Related Transaction, (iv) paying taxes, (v) preparing reports to Governmental Authorities and to its shareholders, (vi) holding meetings of its Board of Directors and/or shareholders, preparing corporate records and other corporate activities required to maintain its separate corporate structure and (vii) any activities reasonably related thereto.

(b) The Credit Parties shall not and shall not cause or permit their Subsidiaries to engage in any businesses a majority of whose revenues are not derived from businesses that are the same as or reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Credit Parties and their Subsidiaries are engaged on the Closing Date as set forth on Schedule 3.9.

3.10 Changes Relating to Indebtedness. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly change or amend the terms of any Permitted Subordinated Indebtedness if any such amendment, taken as a whole, is materially adverse to the interests of the Lenders.

3.11 Fiscal Year. No Credit Party shall change its Fiscal Year or permit any of its Subsidiaries to change their respective Fiscal Years.

3.12 [Reserved].

3.13 [Reserved].

3.14 [Reserved].

3.15 Hazardous Materials. The Credit Parties shall not and shall not cause or permit their Subsidiaries to cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities by the Credit Parties or any of their Subsidiaries under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities or impairment of the value or marketability of the Real Estate that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

3.16 [Reserved].

3.17 [Reserved].

3.18 Prepayments of Other Indebtedness. The Credit Parties shall not, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Permitted Subordinated Indebtedness (a) other than through the issuance of Qualified Stock or Permitted Refinancing Indebtedness and (b) except that Permitted Subordinated Indebtedness in an aggregate principal amount not to exceed $30,000,000 may be purchased, redeemed, defeased or prepaid; provided that such redemption, purchase, defeasance or prepayment pursuant to either clause (a) or (b) shall not be permitted unless no Event of Default shall have occurred and be continuing at such time or would result therefrom before and immediately after giving effect to the applicable redemption, purchase or prepayment.

SECTION 4.

FINANCIAL AND OTHER REPORTING COVENANTS

Each Credit Party covenants and agrees that from and after the date hereof until the Termination Date, such Credit Party shall perform and comply with, and shall cause each of the other Credit Parties to perform and comply with, all covenants in this Section 4 applicable to such Person.

4.1 Financial Statements and Other Reports. Holdings and Parent Borrower will maintain, and cause each of their Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of Financial Statements in conformity with GAAP (it being understood that monthly Financial Statements are not required to have footnote disclosures). Parent Borrower will deliver each of the Financial Statements and other reports described below to Agent:

(a) Quarterly Financials. As soon as available and in any event within forty-five (45) days after the end of Fiscal Quarter, Parent Borrower will deliver (i) the consolidated balance sheets of Parent Borrower and its Subsidiaries, as at the end of such Fiscal Quarter, and the related consolidated statements of income, stockholders’ equity and cash flow for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year of Parent Borrower to the end of such Fiscal Quarter (which financial statements shall have been subject to a SAS 100 or other similar review by Borrower’s Accountants if otherwise available) and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year.

(b) Year-End Financials. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year of Parent Borrower, Parent Borrower will deliver (i) the consolidated balance sheets of Parent Borrower and its Subsidiaries, as at the end of such year, and the related consolidated statements of income, stockholders’ equity and cash flow for such Fiscal Year, and (ii) a report from Borrower’s Accountants, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the “Statement”) “Reports on Audited Financial Statements” and such report shall be “Unqualified” (as such term is defined in such Statement).

(c) Accountants’ Reports. Promptly upon receipt thereof, Parent Borrower will deliver copies of all significant reports submitted by Borrower’s Accountants in connection with each annual, interim or special audit or review of any type of the Financial Statements or related internal control systems of Parent Borrower and its Subsidiaries made by such accountants.

(d)

(i) To Agent, at the time of delivery of each of the quarterly financial statements and the annual Financial Statements delivered pursuant to Section 4.1 to the extent applicable, a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Quarter.

(ii) To Agent at the time of delivery of the annual financial statements delivered pursuant to Section 4.1(b) an update to the Perfection Certificate bringing down the information therein as of the date of such delivery in form reasonably satisfactory to the Agent.

(e) [Reserved]

(f) Projections. As soon as available and in any event no later than thirty (30) days after the last day of each of Fiscal Year of Parent Borrower, Parent Borrower will deliver Projections of Parent Borrower and its Subsidiaries for the forthcoming Fiscal Year, prepared on a quarterly basis, which Projections shall be accompanied by a certificate of a responsible officer stating that such Projections are based on reasonable estimates, information and assumptions and that such responsible officer has no reason to believe that such Projections are incorrect or misleading in any material respect.

(g) SEC Filings and Press Releases. Promptly upon their becoming available, Parent Borrower will deliver copies of (i) all Financial Statements, reports, notices and proxy statements sent or made available by Holdings, Parent Borrower or any of their Subsidiaries to the holders of the Senior Notes or any Permitted Refinancing Indebtedness in respect thereof, any Permitted Subordinated Indebtedness or any First Lien Obligation, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings, Parent Borrower or any of their Subsidiaries with any securities exchange or with the Securities and Exchange Commission, and (iii) all press releases and other statements made available by Holdings, Parent Borrower or any of their Subsidiaries to the public concerning developments in the business of any such Person.

(h) Events of Default, Etc. Promptly upon any officer of any Credit Party obtaining knowledge of any of the following events or conditions, Parent Borrower or such Credit Party shall deliver copies of all notices given or received by Holdings, Parent Borrower or any of their Subsidiaries with respect to any such event or condition and a certificate of Parent Borrower’s chief executive officer specifying the nature and period of existence of such event or condition and what action Holdings, Parent Borrower or any of their Subsidiaries has taken, is taking and proposes to take with respect thereto: (i) any condition or event that constitutes an Event of Default or Default; (ii) any written notice that any Person has given to Holdings, Parent Borrower or any of their Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in Section 6.1(b); or (iii) any event or condition that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(i) Litigation. Promptly upon any officer of any Credit Party obtaining knowledge of (i) the institution of any action, suit, proceeding, governmental investigation, tax audit or arbitration now pending or, to the best knowledge of such Credit Party after due inquiry, threatened against or adversely affecting any Credit Party or any of its Subsidiaries or any property of any Credit Party or any of its Subsidiaries (“Litigation”) not previously disclosed by Parent Borrower or any other Credit Party to Agent or (ii) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Credit Party or any property of any Credit Party which, in each case, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, Parent Borrower will promptly give notice thereof to Agent and provide such other information as may be reasonably available to them to enable Agent and its counsel to evaluate such matter.

(j) ERISA. Promptly upon any officer of any Credit Party obtaining knowledge of (i) the occurrence of a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to any Plan that would result in the imposition on Parent Borrower or any of its Subsidiaries of a tax or penalty that could reasonably be expected individually or in the aggregate to result in a Material Adverse Effect; (ii) any reportable event as defined in Section 4043(c) of ERISA with respect to a Title IV Plan (for which the 30-day notice requirement has not been waived); (iii) the creation of any Lien in favor of the PBGC or a Title IV Plan; (iv) any withdrawal by a Credit Party from, or the termination reorganization or insolvency of any Multiemployer Plan to which any Credit Part is making or is obligated to make contributions; or (v) the institution or taking of any other action by the PBGC, Holdings or any of its Subsidiaries under ERISA to terminate or to partially terminate any Title IV Plan or appoint a trustee to administer any such plan or the commencement or threatened commencement of any litigation regarding any such Plan that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, any Credit Party shall provide a written notice specifying the nature of such event, what action the Credit Parties or any ERISA Affiliates have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto.

(k) Notice of Corporate and Other Changes. Parent Borrower shall provide prompt (and in any event within five (5) Business Days) written notice of (i) any change after the Closing Date in the legal name of any Credit Party, (ii) any change after the Closing Date in the authorized and issued Stock of any Credit Party or any Subsidiary of any Credit Party (other than any change in the authorized and issued Stock of Holdings issued in connection with the grant of Stock or stock options to employees of Holdings or any of its Subsidiaries) or any amendment to their articles or certificate of incorporation, by-laws, partnership agreement or other organizational documents, (iii) any change in the jurisdiction of organization of any Credit Party and (iv) any Subsidiary created or acquired by any Credit Party or any of its Subsidiaries after the Closing Date, such notice, in each case, to identify the applicable jurisdictions, capital structures or Subsidiaries, as applicable. The foregoing notice requirement shall not be construed to constitute consent by any of the Lenders to any transaction referred to above which is not expressly permitted by the terms of this Agreement. Notwithstanding the foregoing Parent Borrower shall not make or allow to be made any of the changes described in clauses (i) or (iii) above unless the Credit Parties have done everything necessary to continue the perfection of the Agent’s security interest in the Collateral.

(l) Compliance Certificate. Together with each delivery of Financial Statements of Holdings and its Subsidiaries pursuant to Sections 4.1 (a) and (b), Parent Borrower will deliver a fully and properly completed Compliance Certificate (in substantially the same form as Exhibit 4.1(l) (the “Compliance Certificate”) signed by Parent Borrower’s chief executive officer or chief financial officer.

(m) [Reserved].

(n) Other Information. With reasonable promptness, each Credit Party will deliver such other information and data with respect to such Credit Party or any Subsidiary of such Credit Party as from time to time may be reasonably requested by Agent.

(o) [Reserved].

(p) [Reserved].

(q) Other Debt Documents. Holdings and Parent Borrower shall promptly deliver any amendment or material notice, report, certificate, financial statement or other instrument or document delivered after the Closing Date in connection with or pursuant to the Senior Notes Documents or any document governing Permitted Refinancing Indebtedness in respect of the Senior Notes, the First Lien Credit Documentation or any Permitted Subordinated Indebtedness Document, in each case, to the extent not already delivered pursuant hereto.

Documents required to be delivered pursuant to Section 4.1(a), (b) or (g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent Borrower posts such documents, or provides a link thereto on Parent Borrower’s website on the Internet at the website address listed in Section 9.3; or (ii) on which such documents are posted on Parent Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) Parent Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests Parent Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (ii) any such posting shall only be deemed delivered when Parent Borrower shall notify the Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Parent Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 4.1(l) to the Agent. Except for such Compliance Certificates, the Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Parent Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Parent Borrower hereby acknowledges that (a) the Agent and/or other Persons named on the facing page hereof will make available to the Lenders materials and/or information provided by or on behalf of Parent Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Parent Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Parent Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Parent Borrower shall be deemed to have authorized the Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Credit Parties or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent applicable such Borrower Materials shall be treated as set forth in Section 9.13); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Agent and all other Persons shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

4.2 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Agent or Lenders pursuant to Section 4.1 or any other section (unless specifically indicated otherwise) shall be prepared in accordance with GAAP as in effect at the time of such preparation.

SECTION 5.

REPRESENTATIONS AND WARRANTIES

To induce Agent and Lenders to enter into the Loan Documents and to make Term Loans, Holdings, Parent Borrower and the other Credit Parties executing this Agreement, jointly and severally, represent and warrant to Agent and each Lender that, subject to the limitations in Section 7, on and as of the Closing Date and after giving effect to the making of the Term Loans hereunder on the Closing Date and the other Related Transactions occurring on the Closing Date, the following statements are true, correct and complete with respect to all Credit Parties:

5.1 Disclosure. No statement or information of any Credit Party contained in this Agreement, any other Loan Documents, the Confidential Information Memorandum or any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents, when taken as a whole, contained, as of the date of such statement, information, document or certificate so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made.

5.2 No Material Adverse Effect. Since December 31, 2006, there have been no events or changes in facts or circumstances affecting any Credit Party or any of its Subsidiaries which individually or in the aggregate have had or could reasonably be expected to result in a Material Adverse Effect.

5.3 No Conflict; Compliance with Laws. The consummation of the Related Transactions does not and will not violate or conflict with any laws, rules, regulations or orders of any Governmental Authority or violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any Contractual Obligation or organizational documents of any Credit Party or any of its Subsidiaries, except, other than in the case of organizational documents, if such violations, conflicts, breaches or defaults could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or a material adverse effect on the consummation of the Acquisition.

The Related Transactions do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and the Permitted First Priority Liens and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Such Credit Party (i) is in compliance and each of its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority and the obligations, covenants and conditions contained in all Contractual Obligations other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and (ii) maintains and each of its Subsidiaries maintains all licenses, qualifications and permits referred to above other than those licenses, qualifications and permits the failure of which to maintain could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

5.4 Organization, Powers, Capitalization and Good Standing.

(a) Organization and Powers. Each of the Credit Parties and each of their Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in all states where such qualification is required except where failure to be so qualified could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. As of the Closing Date, the exact legal name, the jurisdiction of organization and all jurisdictions in which each Credit Party is qualified to do business are set forth on Schedule 5.4(a). Each of the Credit Parties and each of their Subsidiaries has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Loan Document to which it is a party and to incur the Obligations, grant Liens and security interests in the Collateral and carry out the Related Transactions.

(b) Capitalization. (i) As of the Closing Date, the authorized Stock of each of the Credit Parties and each of their Subsidiaries is as set forth on Schedule 5.4(b); (ii) all issued and outstanding Stock of each of the Credit Parties and each of their Subsidiaries is duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of Agent for the benefit of Agent and Lenders and the Permitted First Priority Liens, and such Stock was issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities; (iii) as of the Closing Date, the identity of the holders of the Stock of each of the Credit Parties and each of their Subsidiaries and the percentage of their fully-diluted ownership of the Stock of each of the Credit Parties and each of their Subsidiaries is set forth on Schedule 5.4(b); and (iv) as of the Closing Date, no Stock of any Credit Party or any of their Subsidiaries, other than as described on Schedule 5.4(b), are issued and outstanding. Except as provided in Schedule 5.4(b), as of the Closing Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party or any of their Subsidiaries of any Stock of any such entity.

(c) Binding Obligation. This Agreement and the other Loan Documents have been duly authorized, executed and delivered and are the legally valid and binding obligations of each of the Credit Parties, each enforceable against each of such Credit Parties, as applicable, in accordance with their respective terms subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

5.5 Financial Statements. All Financial Statements concerning Holdings, Parent Borrower and its Subsidiaries which have been or will hereafter be furnished to Agent pursuant to this Agreement, including those listed below, have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein) and do or will present fairly in all material respects the financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject to, in the case of unaudited Financial Statements, the absence of footnotes and normal year-end adjustments.

(i) The consolidated balance sheets at December 31, 2006 and the related statements of income and cash flows of Parent Borrower and its Subsidiaries, for the Fiscal Year then ended, audited by Borrower’s Accountants.

(ii) The consolidated balance sheet at March 31, 2007 and the related statement of income of Parent Borrower and its Subsidiaries for the three (3) months then ended.

5.6 Intellectual Property. Each of the Credit Parties and their Subsidiaries owns, is licensed to use or otherwise has the right to use all Intellectual Property necessary for the conduct of its business as currently conducted that is material to the financial condition, business or operations of such Credit Party and its Subsidiaries. All such Intellectual Property owned by or licensed to the Credit Parties as of the Closing Date is identified on Schedule 5.6. The use of such Intellectual Property by the Credit Parties and their Subsidiaries and the conduct of their businesses does not and has not been alleged by any Person to infringe on the rights of any Person except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

5.7 Investigations, Audits, Etc. To the best knowledge of each Credit Party, no Credit Party or any of their Subsidiaries is the subject of any review or audit by the IRS or any investigation by any other Governmental Authority concerning the violation or possible violation of any law that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

5.8 Employee Matters. Except as set forth on Schedule 5.8, (a) as of the Closing Date, no Credit Party or Subsidiary of a Credit Party nor any of their respective employees is subject to any collective bargaining agreement, (b) as of the Closing Date, no petition for certification or union election is pending with respect to the employees of any Credit Party or any of their Subsidiaries and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Credit Party or any of their Subsidiaries, (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of any Credit Party after due inquiry, threatened between any Credit Party or any of their Subsidiaries and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect and (d) hours worked by and payment made to employees of each Credit Party and each of their Subsidiaries comply in all material respects with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters.

5.9 Solvency. Holdings and each of its Subsidiaries are, on a consolidated basis, Solvent.

5.10 Litigation; Adverse Facts. Except as set forth on Schedule 5.10, there are no judgments outstanding against any Credit Party or any of its Subsidiaries or affecting any property of any Credit Party or any of its Subsidiaries that constitute an Event of Default, nor is there any Litigation pending, or to the best knowledge of any Credit Party threatened, against any Credit Party or any of its Subsidiaries which Litigation could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

5.11 Use of Proceeds; Margin Regulations.

(a) No part of the proceeds of any Term Loan will be used for “buying” or “carrying” “margin stock” within the respective meanings of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any other purpose that violates the provisions of the regulations of the Board of Governors of the Federal Reserve System.

(b) Parent Borrower shall utilize the proceeds of the Term Loans, to finance the Acquisition, the repayment of the Existing Credit Agreement and the Existing Notes, and in each case, fees and expenses in connection therewith.

5.12 Ownership of Property; Liens. As of the Closing Date, the real property (together with any real property acquired by any Credit Party after the Closing Date, collectively, the “Real Estate”) listed in Schedule 5.12 constitutes all of the real property owned, leased, subleased or used by any Credit Party or any of its Subsidiaries. Each of the Credit Parties and each of its Subsidiaries owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased material Real Estate. Schedule 5.12 further describes any material Real Estate with respect to which any Credit Party or any of its Subsidiaries is a lessor as of the Closing Date. Each of the Credit Parties and each of its Subsidiaries also has good and marketable title to, or valid leasehold interests in, all of its material personal property and assets. None of the properties and assets of any Credit Party or any of its Subsidiaries are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to Parent Borrower or any other Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances against the properties or assets of any Credit Party or any of its Subsidiaries. As of the Closing Date, no portion of any Credit Party’s or any of its Subsidiaries’ Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. All material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

5.13 Environmental Matters. Except as set forth in Schedule 5.13:

(a) the Real Estate is free of contamination from any Hazardous Material except for such contamination that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(b) no Credit Party and no Subsidiary of a Credit Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, from or about any of their Real Estate, except for such Releases that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(c) the Credit Parties and their Subsidiaries are and have been in compliance with all Environmental Laws, except for such noncompliance that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(d) the Credit Parties and their Subsidiaries have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted, except where the failure to so obtain or comply with such Environmental Permits could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and all Environmental permits are valid, uncontested and in good standing, except where the failure to be valid, uncontested or in good standing could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(e) there are no Releases of Hazardous Materials on, at, in, under, from or about any formerly owned or leased property of any Credit Party that are likely to result in any Environmental Liabilities of such Credit Party or Subsidiary which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(f) there is no pending or, to the actual knowledge of the Credit Parties, threatened Litigation (including any that alleges criminal misconduct by any Credit Party or any Subsidiary of a Credit Party) arising under any Environmental Laws or related to any Environmental Permits or the Release of Hazardous Materials which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and

(g) except for such matters that have been resolved or could not reasonably be expected to result in Environmental Liabilities which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no written notice has been received by any Credit Party or any Subsidiary of a Credit Party identifying any of them as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and (ii) to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any of the Credit Parties or their Subsidiaries being identified as a “potentially responsible party” under CERCLA or analogous state statutes.

(h) the Credit Parties have made available to Agent copies of all material environmental reports, reviews and audits and all material written information pertaining to actual or potential Environmental Liabilities, in each case existing as of the Closing Date and relating to any of the Credit Parties or their Subsidiaries.

5.14 ERISA.

(a) Except with respect to Multiemployer Plans, each Qualified Plan has received a determination or opinion letter from the IRS pursuant to which the IRS has determined or opined that such Qualified Plan is qualified under Section 401 of the IRC and that the trust created under such Qualified Plan is exempt from tax under the provisions of Section 501 of the IRC. To the knowledge of each Credit Party, nothing has occurred that would cause the loss of such qualification or tax-exempt status. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect: (i) each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, including the statement required by 29 CFR Section 2520.104-23; (ii) neither any Credit Party nor ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan and (iii) to the knowledge of each Credit Party, neither any Credit Party nor ERISA Affiliate has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Credit Party to a tax on prohibited transactions imposed by Section 502(1) of ERISA or Section 4975 of the IRC.

(b) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or could reasonably be expected to occur; (iii) there are no pending, or to the knowledge of Parent Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; and (iv) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 404(b)(1) of ERISA, nor has any Title IV Plan of any Credit Party or ERISA Affiliate (determined at any time within the past five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate.

5.15 Brokers. No broker or finder acting on behalf of any Credit Party or Affiliate thereof brought about the obtaining, making or closing of the Term Loans or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.16 Deposit Accounts; Securities Accounts; Other Accounts. Schedule 5.16 lists all banks and other financial institutions at which any Credit Party maintains deposit accounts, securities accounts or other accounts (including any commodities accounts) as of the Closing Date, and such Schedule 5.16 correctly identifies the name, address and telephone number of each depository institution, securities intermediary or other financial institution as of the Closing Date, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.17 [Reserved].

5.18 Insurance. Schedule 5.18 lists (i) all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, and (ii) a summary of the key business terms of each such policy such as deductibles, coverage limits and term of policy.

5.19 Investment Company Act. None of the Credit Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.20 Designation of Debt. The Obligations are “Designated Senior Debt” (or other similar term) under any Permitted Subordinated Indebtedness Documents and no other Indebtedness or other obligations (other than Indebtedness under the First Lien Credit Agreement to the extent permitted to be incurred hereunder) constitute “Designated Senior Debt” under the Permitted Subordinated Indebtedness Documents.

5.21 Taxes. Each of Holdings, Parent Borrower and each of its Subsidiaries has (a) timely filed or caused to be timely filed all federal Tax Returns and all material state, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves in accordance with GAAP and (ii) which could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Each of Holdings, Parent Borrower and each of its Subsidiaries has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Each of Holdings, Parent Borrower and each of its Subsidiaries is unaware of any proposed or pending tax assessments, deficiencies or audits that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

5.22 Collateral Documents.

(a) Security Agreement. The Security Agreement is effective to create in favor of the Agent for the benefit of the Secured Parties, legal, valid and enforceable second priority Liens on, and security interests in, the Collateral pledged thereunder and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate (as supplemented) and (ii) upon the taking of possession or control by the Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Agent to the extent possession or control by the Agent is required hereby or by the Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected second priority Liens on, and security interests in, all right, title and interest of the grantors in such Agreement Collateral (other than Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Encumbrances.

(b) PTO Filing; Copyright Office Filing. When the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office or financing statements are filed in the offices specified on Schedule 7 to the Perfection Certificate, the Liens created by the Security Agreement shall constitute fully perfected second priority Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks registered or applied for with the United States Patent and Trademark Office or Copyrights registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Permitted Encumbrances.

(c) Mortgages. Each Mortgage is effective to create, in favor of the Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable second priority Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the Real Estate thereunder and the proceeds thereof, subject only to Permitted Liens or other Liens acceptable to the Agent, and when the Mortgages are filed in the offices specified on Schedule 8(a) to the Perfection Certificate (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Section 2.8, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 2.8), the Mortgages shall constitute fully perfected second priority Liens on, and security interests in, all right, title and interest of the Credit Parties in such Real Estate and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by such Mortgage.

(d) Valid Liens. Each Collateral Document delivered pursuant to Section 2.8 will, upon execution and delivery thereof, be effective to create in favor of the Agent, for the benefit of the Secured Parties, legal, valid and enforceable second priority Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Agent to the extent required by any Collateral Document), such Collateral Document will constitute fully perfected second priority Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Encumbrances.

5.23 Subordination of Obligation. The Obligations are “Second Lien Obligations” within the meaning of the Intercreditor Agreement and are subject to the subordination provisions applicable to the Liens securing the Obligations as set forth in the Intercreditor Agreement.

SECTION 6.

DEFAULT, RIGHTS AND REMEDIES

6.1 Event of Default. “Event of Default” shall mean the occurrence or existence of any one or more of the following:

(a) Payment. (i) Failure to pay any installment or other payment of principal of any Term Loan when due, or to repay Term Loans to reduce their balance to the maximum amount of Term Loans then permitted to be outstanding or (ii) failure to pay, within five (5) days after the due date, any interest on any Term Loan, any Fee or any other amount due under this Agreement or any of the other Loan Documents; or

(b) Default in Other Agreements. (i) Any Credit Party or any of its Subsidiaries fails to pay when due (after giving effect to any applicable grace period) any principal or interest on Indebtedness (other than the Term Loans) or any Contingent Obligations having a principal or face amount in excess of $15,000,000 in the aggregate; or (ii) breach or default of any Credit Party or any of its Subsidiaries, or the occurrence of any condition or event, with respect to any Indebtedness (other than the Term Loans) or any Contingent Obligations, if the effect of such breach, default or occurrence is to cause, Indebtedness and/or Contingent Obligations having a principal amount in excess of $15,000,000 in the aggregate to become or be declared due prior to their stated maturity; provided, that a default, occurrence or condition under the First Lien Credit Agreement shall cause an Event of Default under this clause (b) only if such default, occurrence or condition results in Indebtedness under the First Lien Credit Agreement becoming due prior to its stated maturity; or

(c) Breach of Certain Provisions; Breach of Warranty.

Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.4 (with respect to Parent Borrower only), Section 2.11, Section 3 or Section 4.1(d)(i); or

(d) Breach of Warranty. Any representation or warranty herein or in any Term Loan Document or in any written statement, report, financial statement or certificate made or delivered to Agent or any Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made; or

(e) Other Defaults Under Loan Documents. Any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents (other than occurrences described in other provisions of this Section 6.1, for which a different grace or cure period is specified, or for which no cure period is specified and which constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (i) receipt by Parent Borrower of notice thereof from Agent or the Requisite Lenders of such default or (ii) actual knowledge of Parent Borrower or any other Credit Party of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court enters a decree or order for relief with respect to any Credit Party in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (ii) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged: (A) an involuntary case is commenced against any Credit Party, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (B) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party, or over all or a substantial part of its property, is entered; or (C) a receiver, trustee or other custodian is appointed without the consent of a Credit Party, for all or a substantial part of the property of the Credit Party; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) any Credit Party commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (ii) any Credit Party makes any assignment for the benefit of creditors; or (iii) fails to pay its debts as they become due or admits in writing its present or prospective inability to pay its debts as they become due; or (iv) the Board of Directors of any Credit Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 6.1(g); or

(h) Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process (other than those described elsewhere in this Section 6.1) involving an amount in excess of $15,000,000 in the aggregate (to the extent not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against one or more of the Credit Parties or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days; or

(i) [Reserved]; or

(j) [Reserved]; or

(k) Invalidity of Loan Documents. Any of the Loan Documents for any reason, other than a partial or full release or termination in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Credit Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect, or the Loan Documents cease to create a perfected second priority Lien on a material portion of the Collateral or a Credit Party so asserts; or

(l) Change of Control. A Change of Control occurs; or

(m) Subordinated Indebtedness. The subordination provisions set forth in any Permitted Subordinated Indebtedness Document shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any such subordinated Indebtedness; or

(n) ERISA. One or more ERISA Events shall have occurred that, in the reasonable opinion of the Requisite Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in a (i) Material Adverse Effect or (ii) the imposition of a Lien on any properties of Holdings or its Subsidiaries and such Lien will or could reasonably be expected to result in a Material Adverse Effect.

6.2 [Reserved].

6.3 Acceleration and Other Remedies. Upon the occurrence of any Event of Default described in Section 6.1(f) or 6.1(g), all of the Obligations, including the Term Loans, shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by each Credit Party. Upon the occurrence and during the continuance of any other Event of Default, Agent may, and at the request of the Requisite Lenders, Agent shall, by written notice to Parent Borrower (a) declare all or any portion of the Term Loans and all or any portion of the other Obligations to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon and (b) exercise any other remedies which may be available under the Loan Documents or applicable law. Parent Borrower shall from time to time execute and deliver to Agent such further documents and instruments as Agent may request with respect to such cash collateral.

6.4 Performance by Agent. If any Credit Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Agent may perform or attempt to perform such covenant, duty or agreement on behalf of such Credit Party after the expiration of any cure or grace periods set forth herein. In such event, such Credit Party shall, at the request of Agent, promptly pay any amount reasonably expended by Agent in such performance or attempted performance to Agent, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in Section 1.2(d) from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Agent shall not have any liability or responsibility for the performance of any obligation of any Credit Party under this Agreement or any other Loan Document.

6.5 Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default:

(a) Parent Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of the Credit

Parties, and Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent; and

(b) Subject to the Intercreditor Agreement, the proceeds of any sale of, or other realization upon, all or any part of the Collateral or any proceeds otherwise received by Agent shall be applied: first, to all Fees, costs and expenses incurred by or owing to Agent and thereafter any Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest on the Obligations (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth to any other Obligations of Parent Borrower owing to Agent or any Lender under the Loan Documents. Any balance remaining shall be delivered to Parent Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

Parent Borrower acknowledges the relative rights, priorities and agreements of the first lien secured parties and the Secured Parties, as set forth in the Intercreditor Agreement and this Agreement, including as set forth in this Section 6.5.

SECTION 7.

CONDITIONS TO LOANS

The obligations of Lenders to make Term Loans on the Closing Date are subject to satisfaction of all of the applicable conditions set forth below.

7.1 Conditions to Term Loans. (a) The obligations of Lenders to make the Term Loans on the Closing Date are, in addition to the conditions precedent specified in Section 7.1(b), subject to the delivery of all documents listed on, the taking of all actions set forth on and the satisfaction of all other conditions precedent listed in the Closing Checklist attached hereto as Annex C.

(b) Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Term Loan, if any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date, in which case, as of such earlier date, and Agent or Requisite Lenders have determined not to make such Term Loans as a result of the fact that such warranty or representation is untrue or incorrect; provided that the only representations relating to Parent Borrower, its subsidiaries and their businesses, the making of which shall be a condition to making the Term Loans on the Closing Date, shall be (A) the representations made by Parent Borrower in the Acquisition Agreement, but only to the extent that Holdings has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement and (B) the Specified Representations.

SECTION 8.

ASSIGNMENT AND PARTICIPATION

8.1 Assignment and Participations.

(a) Subject to the terms of this Section 8.1, any Lender may make an assignment to a Qualified Assignee of, or sale of participation in, at any time or times, the Loan Documents and the Term Loans or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) only if such assignment is not to an existing Lender and the execution of an assignment agreement (an “Assignment Agreement” substantially in the form attached hereto as Exhibit 8.1 and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent); (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Term Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) any such partial assignment shall be in a minimum of $1,000,000 of Term Loans and in an amount equal to a multiple of $1,000,000 in excess thereof; provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Qualified Assignee (or to a Qualified Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; (iv) require a payment to Agent of an assignment fee of $3,500; provided however that the Agent may, in its sole discretion, elect to waive such assignment fee and (v) so long as no Event of Default under Section 6.1(a), (g) or (h) has occurred and is continuing, require the consent of Parent Borrower, which shall not be unreasonably withheld or delayed ; provided that no such consent of Parent Borrower shall be required for an assignment to a Lender meeting the requirements of clause (a) of the definition of Qualified Assignee that does not result in immediate increased costs to Parent Borrower under Section 1.8. In the case of an assignment by a Lender under this Section 8.1 the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Term Loans or assigned portion thereof from and after the date of such assignment. Parent Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Parent Borrower to the assignee and that the assignee shall be considered to be a “Lender”. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Parent Borrower and Parent Borrower shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 8.1(a), (a) any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, (b) any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor or pledge such Obligations and rights to a trustee for the benefit of its investors or holders of obligations of such Lender and (c) the Agent shall acknowledge each assignment for it to be effective even if its consent thereto is not required.

(b) Any participation by a Lender (which Lenders shall be free to make) of all or any part of its Term Loans shall be made with the understanding that all amounts payable by Parent Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Term Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Term Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.8, 1.9, 8.3 and 9.1, Parent Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Parent Borrower to the participant and the participant shall be considered to be a “Lender.” Parent Borrower further acknowledges and agrees that each participant shall be entitled to the benefits of Section 1.9 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that a participant shall not be entitled to receive any greater payment under Section 1.9 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Parent Borrower’s prior written consent or the higher tax results from a change in law as described in Section 1.9(b) ; provided further that any participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 1.9 to the extent that the tax results from a failure by such participant to comply with Section 1.9(c). Except as set forth in the two preceding sentences neither Parent Borrower nor any other Credit Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

(c) Except as expressly provided in this Section 8.1, no Lender shall, as between Parent Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Term Loans, the Notes or other Obligations owed to such Lender.

(d) Agent shall maintain, on behalf of Parent Borrower, at the Agent’s Office a “register” for recording the name, address, commitment and Term Loans owing to each Lender (including assignees) and the assignment of the Loan Documents and Term Loans or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. The entries in such register shall be presumptive evidence of the amounts due and owing to each Lender in the absence of manifest error. Parent Borrower, Agent and each Lender may treat each Person whose name is recorded in such register pursuant to the terms hereof as a Lender for all purposes of this Agreement. The register described herein shall be available for inspection by Parent Borrower and any Lender (with respect to itself only), at any reasonable time upon reasonable prior notice. Each Lender shall maintain a register for recording the name, address and interest of each participant in the Term Loans of such Lender.

(e) A Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 9.13.

8.2 Agent.

(a) Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf and on behalf of its Affiliates as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 8.2 are solely for the benefit of the Agent and the Lenders, and Parent Borrower has no rights as a third party beneficiary of any of such provisions.

The Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders on their behalf hereby irrevocably appoints and authorizes the Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent pursuant to Section 8.02(e) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Agent), shall be entitled to the benefits of all provisions of this Section 8.2, Section 1.3(c) and Section 9 (including Section 9.1, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(b) Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Parent Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

(c) Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Subsidiaries in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 6 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by Parent Borrower or a Lender.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Section 7 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

(d) Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. The Agent may consult with legal counsel (who may be counsel for Parent Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e) Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

(f) Resignation of Agent. The Agent may at any time give notice of its resignation to the Lenders and Parent Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with the Parent Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify Parent Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Requisite Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Parent Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Parent Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section, Section 1.3(c) and Section 9.1 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(g) Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(h) No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Persons listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.

(i) Agent May File Proofs of Claim In case of the pendency of any proceeding under the Bankruptcy Code or any other judicial proceeding relative to any Credit Party, the Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on Parent Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 1.3 and 9.1) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 1.3 and 9.1.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Agent to vote in respect of the claim of any Lender or in any such proceeding.

(j) Collateral and Guaranty Matters. The Lenders irrevocably authorize the Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document if the Permitted First Priority Liens are also so released, (iii) if approved or authorized in accordance with the Intercreditor Agreement, or (iv) if approved, authorized or ratified in writing in accordance with Section 9.2;

(ii) to release any Guarantor (other than Holdings) from its obligations hereunder if such Person ceases to be a Subsidiary of Parent Borrower as a result of a transaction permitted hereunder; and

(iii) to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 3.2(a)(iii).

Upon request by the Agent at any time, the Requisite Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor (other than Holdings) from its obligations hereunder. In each case as specified in this Section 8.2(j), the Agent will, at Parent Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations, in each case in accordance with the terms of the Loan Documents and this Section 8.2(j).

8.3 Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default and subject to the Intercreditor Agreement, each Lender and each Affiliate of a Lender is hereby authorized by Parent Borrower at any time or from time to time, with reasonably prompt subsequent notice to Parent Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balances held by such Lender or Affiliate at any of its offices for the account of Parent Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Parent Borrower or its Subsidiaries), and (ii) other property at any time held or owing by such Lender or Affiliate to or for the credit or for the account of Parent Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender or Affiliate shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off (including any setoff by an Affiliate of such Lender) shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender or Affiliate in accordance with their respective Pro Rata Shares.

8.4 Disbursement of Funds. Agent may, on behalf of Lenders, disburse funds to Parent Borrower for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Term Loan before Agent disburses same to Parent Borrower. If Agent elects to require that each Lender make funds available to Agent prior to a disbursement by Agent to Parent Borrower, Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Pro Rata Share of the Term Loan requested by a Parent Borrower no later than 1:00 p.m. (New York time) on the Closing Date, and each such Lender shall pay Agent such Lender’s Pro Rata Share of such requested Term Loan, in same day funds, by wire transfer to Agent’s account specified on Annex D on the Closing Date. If any Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Agent’s demand, Agent shall promptly notify Parent Borrower, and Parent Borrower shall immediately repay such amount to Agent. Any repayment required pursuant to this Section 8.4 shall be without premium or penalty. Nothing in this Section 8.4 or elsewhere in this Agreement or the other Loan Documents, including the provisions of Section 8.5, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Parent Borrower may have against any Lender as a result of any default by such Lender hereunder.

8.5 Payment.

(a) Payments.

Each Lender shall make the amount of such Lender’s Term Loan available to Agent in same day funds by wire transfer to Agent’s account as set forth in Annex D not later than 3:00 p.m. (New York time) on the Closing Date in the case of an Base Rate Loan and not later than 11:00 a.m. (New York time) on the Closing Date in the case of a LIBOR Loan. After receipt of such wire transfers (or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Term Loan to Parent Borrower as designated by Parent Borrower in the Notice of Borrowing. All payments by each Lender shall be made without setoff, counterclaim or deduction of any kind.

To the extent that any Lender (a “Non-Funding Lender”) has failed to fund any payment owed by it to Agent under this Agreement or Term Loan, Agent shall be entitled to set off the funding shortfall against that Non-Funding Lender’s Pro Rata Share of all payments received from Parent Borrower.

(b) Availability of Lender’s Pro Rata Share. Agent may assume that each Lender will make its Pro Rata Share of the Term Loan available to Agent on the Closing Date. If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Parent Borrower and Parent Borrower shall immediately repay such amount to Agent. Nothing in this Section 8.5(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Term Loan Commitments hereunder or to prejudice any rights that Parent Borrower may have against any Lender as a result of any default by such Lender hereunder. To the extent that Agent advances funds to Parent Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Lender.

(c) Return of Payments.

If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Parent Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Parent Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Parent Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Term Loan or any payment required by it hereunder, to be made or purchased by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Lender” (or be included in the calculation of “Requisite Lenders” or “Supermajority Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.

(e) Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided that Agent shall not be liable to any Lender for any failure to do so.

(f) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent and Requisite Lenders. Agent is authorized to issue all notices to be issued by or on behalf of the Lenders with respect to any subordinated Indebtedness.

8.6 [Reserved]

8.7 Other Agents. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “documentation agent,” “syndication agent,” “arranger” or “co-manager” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Persons in their respective capacities as Lenders, those applicable to all Lenders as such. Without limiting the foregoing, no Lender or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any other Lender or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.

MISCELLANEOUS

9.1 Indemnities. Parent Borrower shall indemnify the Agent (and any sub-agent thereof) and each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Parent Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property owned, leased or operated by Parent Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Parent Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Credit Party or any of a Credit Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Parent Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

To the extent that Parent Borrower for any reason fails to indefeasibly pay any amount required under the paragraph above or Section 1.3(c) to be paid by it to the Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity.

9.2 Amendments and Waivers.

(a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing (it being understood that any necessary signatures may be on a document consenting to such amendment, modification, termination or waiver) and:

(i) in the case of an amendment to cure any ambiguity, omission, defect or inconsistency, signed by Agent and Parent Borrower;

(ii) [Reserved];

(iii) in the case of any amendment to the Intercreditor Agreement, signed by Agent and the First Lien Agent in accordance with the terms thereof and, to the extent any such amendment would result in the terms of such Intercreditor Agreement, taken as a whole, being less favorable to the Lenders, with the consent of the Requisite Lenders; and

(iv) subject to the Intercreditor Agreement, in the case of any other amendment, modification, termination or waiver, signed by Parent Borrower, Agent and by Requisite Lenders, and to the extent required below, Supermajority Lenders or all affected Lenders.

(b) [Reserved]

(c) [Reserved]

(d) Subject to the Intercreditor Agreement, no amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount of any Lender’s Term Loan Commitment (which action shall be deemed to directly affect only those Lenders providing such increased Term Loan Commitments); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Term Loan of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Term Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender (which action shall be deemed only to affect those Lenders to whom such payments are made); (v) except in connection with an Asset Disposition expressly permitted pursuant to this Agreement, release any portion of the Guaranty or, except as otherwise permitted in Section 3.7, release all or substantially all of the Collateral (which action shall be deemed to directly affect all Lenders); (vi) change the definition of Requisite Lenders or Supermajority Lenders to decrease the percentage of the aggregate unpaid principal amount of the Term Loans specified therein; (vii) subordinate the Obligations or the Liens securing them; (viii) change the definition of LIBOR Period to permit the availability of interest periods in excess of six months without the agreement of all Lenders; or (ix) alter the pro rata sharing provisions herein.

(e) No amendment, modification, termination or waiver affecting the rights or duties of Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

(f) No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document.

(g) No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.2 shall be binding upon each holder of the Term Loans and the Notes at the time outstanding and each future holder of the Term Loans and the Notes.

9.3 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

If to Parent Borrower:	Neff Corp. 3750 N.W. 87th Avenue Suite 400
Miami, Florida 33178 ATTN: Chief Financial Officer
Fax: (305) 513-4156
Fax: (305) 513-4156 Email: MIrion@Neffcorp.com
Website: www.neffcorp.com

If to Holdings	To such Credit Party
or any other Credit	c/o NEFF Corp.
Party (other than	3750 N.W. 87th Avenue
Parent Borrower):	Suite 400 Miami, Florida 33178 ATTN: Chief Financial Officer
Fax: (305) 513-4156
Email: MIrion@Neffcorp.com

If to Agent:

(for payments and Requests for Credit Extensions in respect of the Credit Facilities):

Bank of America, N.A.
ONE INDEPENDENCE CENTER
101 N TRYON ST; NC1-001-04-39
CHARLOTTE NC 28255-0001
Attention: Kenya D. Dawson
Telephone: 704-386-5115
Telecopier: 704-683-9523
Electronic Mail: kenya.d.dawson@bankofamerica.com

Other Notices to Agent:
Bank of America, N.A.
Agency Management
ONE INDEPENDENCE CENTER
101 N TRYON ST; NC1-001-15-14
CHARLOTTE NC 28255-0001
Attention: Mollie S. Canup
Telephone: 704-387-5449
Telecopier: 704-409-0011
Electronic Mail: mollie.s.canup@bankofamerica.com

Other Notices as Bank of America, as Lender:
Jennifer L. Dekeukelaere
VP; PORTFOLIO MANAGEMENT OFFICER
CHARLOTTE PM OFFICE
Bank of America
Mail Code: NC1-007-17-15
BANK OF AMERICA CORPORATE CENTER
100 N TRYON ST
CHARLOTTE NC 28255-0001
Phone: 1.704.388.3234
Fax: 1.704.386.9607
Email: jennifer.l.dekeukelaere@bankofamerica.com

If to a Lender:	To the address set forth on the signature page hereto or in the applicable Assignment Agreement

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 1 if such Lender, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of a Credit Party’s or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Credit Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

Each Credit Party and the Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Parent Borrower and the Agent. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Parent Borrower or its securities for purposes of United States Federal or state securities laws.

The Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of Parent Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Parent Borrower shall indemnify the Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Parent Borrower. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

9.4 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Agent or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default. All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

9.5 Marshaling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that Parent Borrower makes payments or Agent enforces its Liens or Agent or any Lender exercises its right of setoff, and such payments or the proceeds of such enforcement or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

9.6 Severability. The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents.

9.7 Lenders’ Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. In the event that any Lender at any time should fail to make a Term Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Term Loan that was to have been made by the Lender so failing to make such Loan. Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

9.8 Headings. Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

9.9 Applicable Law. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS WHICH DOES NOT EXPRESSLY SET FORTH APPLICABLE LAW SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

9.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that neither Parent Borrower nor any other Credit Party may assign its rights or obligations hereunder without the written consent of Agent and all Lenders.

9.11 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Credit Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent and the other Persons named on the facing page hereof are arm’s-length commercial transactions between the

Credit Parties, on the one hand, and the Agent and such other Persons, on the other hand, (B) each Credit Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent and each other Person named on the facing page hereof is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Credit Party, or any other Person and (B) neither the Agent nor any other Person on the facing page hereof has any obligation to a Credit Party with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, the other Persons named on the facing page hereof and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and neither the Agent nor any other Person on the facing page hereof has any obligation to disclose any of such interests to any Credit Party or its Affiliates. To the fullest extent permitted by law, each Credit Party hereby waives and releases any claims that it may have against the Agent and all other Persons on the facing page hereof with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

9.12 Construction. Agent, each Lender, Parent Borrower and each other Credit Party acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by Agent, each Lender, Parent Borrower and each other Credit Party.

9.13 Confidentiality. Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential for a period of two (2) years following receipt thereof, except that Agent and any Lender may disclose such information (a) to Persons employed or engaged by Agent, such Lender or such Lender’s Affiliates; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 9.13 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in the foregoing clause (a)); (c) as required or requested by any Governmental Authority, including any self-regulatory authority, or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; (f) to the First Lien Agent, the trustee under the Senior Notes and any holder of Senior Notes, subject to the confidentiality provisions thereof; (g) that ceases to be confidential through no fault of Agent or any Lender; (h) to any party hereto; (i) with the consent of Parent Borrower; or (j) that become available to such person or its Affiliates on a non-confidential basis.

9.14 CONSENT TO JURISDICTION. PARENT BORROWER AND EACH CREDIT PARTY HEREBY CONSENT TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK COUNTY, STATE OF NEW YORK AND IRREVOCABLY AGREE THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. PARENT BORROWER AND EACH CREDIT PARTY EXPRESSLY SUBMIT AND CONSENT TO THE JURISDICTION OF THE

AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS. PARENT BORROWER AND EACH CREDIT PARTY HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREE THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON PARENT BORROWER AND SUCH CREDIT PARTIES BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO PARENT BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

9.15 WAIVER OF JURY TRIAL. PARENT BORROWER, EACH CREDIT PARTY, AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. PARENT BORROWER, EACH CREDIT PARTY, AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN ITS RELATED FUTURE DEALINGS.

9.16 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Term Loans and the execution and delivery of the Notes. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Parent Borrower set forth in Sections 1.3(c), 1.8, 1.9 and 9.1 shall survive the repayment of the Obligations and the termination of this Agreement.

9.17 Entire Agreement. This Agreement, the Notes and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether oral or written, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. All Exhibits, Schedules and Annexes referred to herein are incorporated in this Agreement by reference and constitute a part of this Agreement.

9.18 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument. This Agreement shall become effective upon the execution of, and provision to the Agent of, a counterpart hereof by each of the parties hereto.

9.19 Replacement of Lenders.

(a) Within fifteen (15) days after receipt by Parent Borrower of written notice and demand from any Lender for payment pursuant to Section 1.8 or 1.9 and such Lender being unable to change its lending office after a request therefor pursuant to Section 1.8(c) or, as provided in Section 9.19(c), after certain refusals by any Lender to consent to certain proposed amendments, modifications, terminations or waivers with respect to this Agreement that have been approved by Requisite Lenders (any such Lender demanding such payment or refusing to so consent being referred to herein as an “Affected Lender”), Parent Borrower may, at its option, notify Agent and such Affected Lender of its intention to obtain, at Parent Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to Agent. In the event Parent Borrower obtains a Replacement Lender that will purchase all outstanding Obligations owed to such Affected Lender within ninety (90) days following notice of Parent Borrower’s intention to do so, the Affected Lender shall sell and assign all of its rights and delegate all of its obligations under this Agreement to such Replacement

Lender in accordance with the provisions of Section 8.1 for an amount equal to the principal balance of all Term Loans held by such Affected Lender and all accrued interest and Fees with respect thereto through the date of sale, provided that Parent Borrower has reimbursed such Affected Lender for any administrative fee payable pursuant to Section 8.1 and, in any case where such replacement occurs as the result of a demand for payment pursuant to Section 1.8 or 1.9, paid all amounts required to be paid to such Affected Lender pursuant to Section 1.8 or 1.9 through the date of such sale and assignment.

(b) In the case of a Non-Funding Lender pursuant to Section 8.5(a), at Parent Borrower’s request, Agent or a Person acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Term Loans and Term Loan Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Term Loans held by such Non-Funding Lender and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement. Assignments effected pursuant to this paragraph or clause (a) above or (c) below shall be effective even if the Affected Lender or Non-Funding Lender, as applicable, does not sign an Assignment Agreement.

(c) If, in connection with any proposed amendment, modification, waiver or termination pursuant to Section 9.2 (a “Proposed Change”):

(i) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clause (ii) below being referred to as a “Non-Consenting Lender”), or

(ii) requiring the consent of Supermajority Lenders, the consent of Requisite Lenders is obtained, but the consent of Supermajority Lenders is not obtained,

then, so long as Agent is not a Non-Consenting Lender, at Parent Borrower’s written request, Agent, or a Person reasonably acceptable to Agent, shall have the right with Agent’s consent (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Term Loans of such Non-Consenting Lenders for an amount equal to the principal balance of all Term Loans held by the Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement. Notwithstanding anything in the foregoing to the contrary, Non-Consenting Lenders shall only be required to assign under this Section 9.19 so long as all Non-Consenting Lenders are replaced and the Proposed Change is thus approved.

(d) Notwithstanding anything herein to the contrary no Affected Lender or Non-Consenting Lender may be replaced pursuant to this Section 9.19 prior to the day after the first anniversary of the Closing Date and any replacement of an Affected Lender or a Non-Consenting Lender pursuant to this Section shall be subject to the payment of the premium, if any, called for by Section 1.5(a) as if such replacement were an optional prepayment.

9.20 Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Agent, as applicable, to identify each Credit Party in accordance with the Act.

9.21 Intercreditor Agreement. Notwithstanding anything herein to the contrary, each Lender acknowledges that the Lien and security interest granted to the Agent pursuant to the Collateral Documents and the exercise of any right or remedy by the Agent thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the Collateral Documents, the terms of the Intercreditor Agreement shall govern and control.

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

NEFF CORP., as Parent Borrower

By:	/s/ Mark Irion
Name:	Mark Irion
Title:	Chief Financial Officer

LYN HOLDINGS CORP., as Holdings and a Credit Party

By:	/s/ Mark Irion
Name:	Mark Irion
Title:	Chief Financial Officer

[Signature Page to Second Lien Credit Agreement]

BANK OF AMERICA, N.A.,
as Agent and a Lender

By:	/s/ Jennifer DeKeukelaere
Name:	Jennifer DeKeukelaere
Title:	Vice President

[Signature Page to Second Lien Credit Agreement]

BANK OF AMERICA SECURITIES LLC, as Joint Lead Arranger and Joint Book Runner

By:	/s/ Matthew Allard
Name:	Matthew Allard
Title:	Principal

[Signature Page to Second Lien Credit Agreement]

CIBC WORLD MARKETS CORP. as Joint Lead Arranger and Joint Book Runner

By:	/S/ Brian S. Perman
Name:	Brian S. Perman
Title:	Managing Director

By:	/s/
Name:
Title:	Director

[Signature Page to Second Lien Credit Agreement]

GE CAPITAL MARKETS, INC., as Co-Manager

By:	/s/ Karen Halliday
Name:	Karen Halliday
Title:	Managing Director

[Signature Page tO Second Lien Credit Agreement]

UBS SECURITIES LLC, as Co-Manager and Documentation Agent

By:	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director

[Signature Page to Second Lien Credit Agreement]

GENERAL ELECTRIC CAPITAL CORPORATION, as Syndication Agent

By:	/s/ Peter DiBiasi
Name:	Peter DiBiasi
Title:	Duly Authorized Signatory

Credit Contact: Peter DiBiasi
Address:	401 Merritt 7, Norwalk CT 06851

Operations Contact: Mohit Mittal
Address:	201 Merritt 7, Norwalk CT 06850

[Signature Page to Second Lien Credit Agreement]

CIBC INC., as Documentation Agent

By:	/s/ E. Lindsay Gordon
Name:	E. Lindsay Gordon
Title:	Authorized Signatory CIBC Inc.

[Signature Page to Second Lien Credit Agreement]

EXECUTION COPY

ANNEX A

to

CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to this Agreement:

“Accounting Changes” means: (a) changes in accounting principles required by GAAP and implemented by Parent Borrower or any of its Subsidiaries; (b) changes in accounting principles recommended or approved by Borrower’s Accountants and implemented by Parent Borrower, and (c) changes in carrying value of Parent Borrower’s or any of its Subsidiaries’ assets, liabilities or equity accounts resulting from the application of purchase accounting principles (A.P.B. 16 and/or 17 and EITF 88-16 and FASB 109) to the Related Transactions.

“Act” has the meaning specified in Section 9.20.

“Acquisition” means the merger of LYN Acquisition Corp. with and into Parent Borrower pursuant to the Acquisition Agreement.

“Acquisition Agreement” means that certain Agreement and Plan of Merger by and among LYN Holdings LLC, LYN Holdings Corp., LYN Acquisition Corp. and Parent Borrower dated as of March 30, 2007.

“Acquisition Pro Forma” has the meaning specified in the definition of Permitted Acquisition.

“Affected Lender” has the meaning specified in Section 9.19(a).

“Affiliate” means, with respect to any Person, each Person that controls, is controlled by or is under common control with such person; provided, that for purposes of Section 3.8, the term “Affiliate” shall include each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person; provided, however, that the term “Affiliate” shall specifically exclude Agent and each Lender. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Transaction” has the meaning specified in Section 3.8.

“Agent” means Bank of America, N.A., in its capacity as administrative and collateral agent for the Lenders and any other Secured Parties or its successor appointed pursuant to Section 8.2.

“Agent Parties” has the meaning specified in Section 9.3.

“Agent Fee Letter” means that certain fee letter agreement, dated as of May 31, 2007, among LYN Holdings Corp. and Bank of America, N.A. relating to certain fees payable in connection with this Agreement.

“Agent’s Office” means the Agent’s offices located at:

Bank of America, N.A.

Mail Code: NC1-001-15-14

One Independence Center

101 N. Tryon St.

Charlotte, NC 28255-0001

Attn: Mollie Canup

or such other office designated in writing by Agent to Parent Borrower and the Lenders.

“Agreement” means this Credit Agreement (including all schedules, subschedules, annexes and exhibits hereto), as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Applicable Margins” means collectively the Applicable Term Loan Base Rate Margin and the Applicable Term Loan LIBOR Margin. As of the Closing Date, the Applicable Margins are as follows:

Applicable Term Loan Base Rate Margin	2.50%
Applicable Term Loan LIBOR Margin	3.50%

“Applicable Term Loan Base Rate Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the Base Rate applicable to the Term Loan, as determined by reference to the definition of “Applicable Margin.”

“Applicable Term Loan LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Term Loan, as determined by reference to the definition of “Applicable Margin.”

“Approved Fund” has the meaning specified in the definition of Qualified Assignee.

“Asset Disposition” means (a) the disposition, whether by sale, lease, transfer, rental, conveyance, license or otherwise, of (i) any of the Stock or other equity or ownership interest of any direct or indirect Subsidiary of Holdings or (ii) any or all of the assets of Holdings or any of its Subsidiaries, (b) any loss or destruction of, or damage to, any or all of the assets of Holdings or any of its Subsidiaries that results in the receipt by such Person of insurance proceeds and/or (c) any loss of property of Holdings or any of its Subsidiaries by condemnation, taking of such property or otherwise, that results in the receipt by such Person of a compensation payment in respect thereof.

“Assignee Group” means two or more Qualified Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment Agreement” has the meaning specified in Section 8.1(a).

“Bank of America” means Bank of America, N.A.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. or other applicable bankruptcy, insolvency or similar laws.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Term Loan or portion thereof bearing interest by reference to the Base Rate.

“Borrower’s Accountants” means Deloitte & Touche LLP, or such other independent certified public accountants of nationally recognized standing reasonably acceptable to the Agent.

“Borrower Materials” has the meaning specified in Section 4.1.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Agent’s Office is located and, if such day relates to any LIBOR Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a Capital Lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Cash Equivalents” means:

(a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (ii) issued by any agency of the United States government the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after acquisition thereof;

(b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after acquisition thereof and having, at the time of acquisition, a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(c) commercial paper maturing no more than one year from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(d) certificates of deposit or bankers’ acceptances issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that is at least (i) “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000, in each case maturing within one year after issuance or acceptance thereof; and

(e) shares of any money market mutual or similar fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) through (d) above, (ii) has net assets of not less than $500,000,000 and (iii) has the highest rating obtainable from either S&P or Moody’s.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.).

“Certificate of Exemption” has the meaning specified in Section 1.9(c).

“Change of Control” means any event, transaction or occurrence as a result of which:

(a) at any time prior to the consummation of a Qualifying IPO, the Permitted Holders cease to “beneficially own” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) and control all of the voting rights associated with ownership of more than fifty percent (50%) of the outstanding Stock of Holdings having ordinary voting power on a fully diluted basis; or

(b) at any time as of or after the consummation of a Qualifying IPO, (A) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Permitted Holders) shall become the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of outstanding Stock having more than thirty-five percent (35%) of the ordinary voting power of the Qualifying IPO Issuer and (B) the Permitted Holders shall own outstanding Stock having a lesser percentage of the ordinary voting power of the Qualifying IPO Issuer at such time; or

(c) during any period of twelve (12) consecutive months, the board of directors of Holdings (or, after the consummation of a Qualifying IPO, the Qualifying IPO Issuer) shall not, for any reason other than death or disability, consist of a majority of the Continuing Directors; or

(d) Holdings ceases to own and control all of the voting rights associated with all of the outstanding Stock of Parent Borrower; or

(e) the occurrence of a “Change of Control” under and as defined in the Senior Notes Indenture, any Permitted Subordinated Indebtedness Document, any First Lien Credit Documentation or any documentation governing any Permitted Refinancing Indebtedness in respect of any of the foregoing.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including premiums and other amounts owed to the PBGC at the time due and payable), levies, assessments, charges, Liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.

“Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party, wherever located.

“Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with this Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex C.

“Closing Date,” means May 31, 2007.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Secured Party’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by the Security Agreement, the Mortgages and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and the Secured Parties, to secure the Obligations or any portion thereof.

“Collateral Documents” means the Security Agreement, the Pledge Agreement, the Guaranty(ies), the Intercreditor Agreement, the Mortgages, the Patent Security Agreements, the Trademark Security Agreements, the Copyright Security Agreements, the Control Agreements and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations or any portion thereof.

“Compliance Certificate” has the meaning specified in Section 4.1(l).

“Confidential Information Memorandum” means that certain confidential information memorandum dated as of May 2007.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person: (a) with respect to Guaranteed Indebtedness and with respect to any Indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (c) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Continuing Directors” shall mean the directors of Holdings on the Closing Date, after giving effect to the transactions contemplated hereby, and each other director, if, in each case, such other directors’ nomination for election to the board of directors of Holdings (or the Qualifying IPO Issuer after a Qualifying IPO) is recommended by at least a majority of the then Continuing Directors or such other director is approved by, or receives the vote of the Permitted Holders in his or her election by the Stockholders of Holdings (or the Qualifying IPO Issuer after a Qualifying IPO).

“Contractual Obligations” means, as applied to any Person, any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Agreements” means control agreement on deposit, securities and commodities accounts in favor of the Control Agent (as defined in the Intercreditor Agreement) to the extent required by the terms of the Intercreditor Agreement.

“Copyright License” means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyright Security Agreements” means the Copyright Security Agreements made in favor of Agent, on behalf of itself and the Secured Parties, by each applicable Credit Party.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; and (b) all reissues, extensions or renewals thereof.

“Credit Parties” means Holdings, Parent Borrower, each of Parent Borrower’s Subsidiaries and each other Person, in each case, who executes the Guaranty or other guarantee of the Obligations or who grants a Lien on all or part of its assets to secure all of part of the Obligations.

“Currency Agreement” means any foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect Parent Borrower or any Subsidiary of Parent Borrower against fluctuations in currency values.

“Debt Issuance” means the incurrence by Parent Borrower or any of its Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 3.1).

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning specified in Section 1.2(d).

“Discharge of First Lien Obligations” has the meaning specified in the Intercreditor Agreement.

“Disqualified Stock” means that portion of any Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the date that is ninety-one (91) days after the eighth (8th) anniversary of the Closing Date.

“Documents” means any “document,” as such term is defined in the Code, including electronic documents, now owned or hereafter acquired by any Credit Party, wherever located.

“Dollars” or “$” means lawful currency of the United States of America.

“Domestic Subsidiary” means each Subsidiary of Parent Borrower that is organized under the laws of a State of the United States of America or under the laws of the United States of America.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules and regulations, now or hereafter in effect, and any applicable and legally enforceable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of (i) human health and safety (to the extent related to exposure to Hazardous Materials) and (ii) the environment and natural resources (including ambient air, indoor air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any environmental transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil liability or common law arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“Equity Contribution” means the cash equity contribution to Holdings, which Holdings shall have contributed to Parent Borrower as common equity, by the Permitted Holders and their co-investors in an amount equal to no less than 20% of the pro forma capitalization of Holdings and its subsidiaries on a consolidated basis after giving effect to the Related Transactions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

“Event of Default” has the meaning specified in Section 6.1.

“Excluded Taxes” has the meaning specified in Section 1.9(a).

“Existing Administrative Agent” means General Electric Capital Corporation, in its capacity as administrative agent under the Existing Credit Agreement.

“Existing Credit Agreement” means that certain Amended and Restated Loan and Security Agreement, dated as of July 8, 2005, among Neff Rental, Inc., as borrower, Neff Rental LLC, Neff Finance Corp. and the other parties thereto designated as credit parties, the financial institutions party thereto as lenders, the Existing Administrative Agent, Bank of America, as syndication agent and L/C Issuer, and Wachovia Bank National Association and the CIT Group/Business Credit, Inc., as co-documentation agents, and GECC Capital Markets Group, Inc., as lead arranger.

“Existing Credit Agreement Refinancing” means the repayment in full by Neff Rental, Inc. of the obligations under the Existing Credit Agreement on the Closing Date.

“Existing Indentures” means, collectively, (a) that certain Indenture dated as of July 8, 2005, by and among Neff Rental LLC and Neff Finance Corp., as issuers, the guarantors noted therein and the Existing Trustee and (b) that certain Indenture, dated as of June 3, 2005, by and among Neff Rental LLC and Neff Finance Corp., as issuers, the guarantors noted therein and the Existing Trustee.

“Existing Notes” means, collectively, (a) the 11 1/4% Second Priority Senior Secured Notes due 2012 in an aggregate principal amount of $245 million issued by Neff Rental LLC and Neff Finance Corp. on July 8, 2005 and (b) the 13% Senior Subordinated Notes due 2013 in an aggregate principal amount of $80 million issued by Neff Rental LLC and Neff Finance Corp. on June 3, 2005.

“Existing Trustee” means U.S. Bank National Association (as successor to State Street Bank and Trust Company), in its capacity as trustee under each of the Existing Senior Subordinated Notes Indentures.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fees” means any and all fees payable to Agent or any Lender pursuant to this Agreement or any of the other Loan Documents.

“Financial Statements” means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Holdings and its Subsidiaries delivered in accordance with Sections 4.1(a), 4.1(b), 5.5(a), and 5.5(b).

“First Lien Agent” shall mean Bank of America, N.A., in its capacity as administrative agent under the First Lien Credit Agreement, and its successors and assigns.

“First Lien Credit Agreement” shall mean (i) that certain credit agreement dated as of the date hereof among Parent Borrower, Holdings, the lenders party thereto, Bank of America, N.A. as administrative agent, swing line lender and L/C issuer, General Electric Capital Corporation, as syndication agent, CIBC Inc. and UBS Loan Finance LLC, as documentation agents, Banc of America Securities LLC, GE Capital Markets, Inc. and UBS Securities LLC, as joint lead arrangers and joint book runners, and CIBC World Markets Corp., acting through its New York Agency, as co-manager, as amended, restated, supplemented or modified from time to time to the extent permitted by this Agreement and the Intercreditor Agreement, and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, increase or refinance (subject to the limitations set forth herein and in the Intercreditor Agreement) in whole or in part the indebtedness and other obligations outstanding under the (x) credit agreement referred to in clause (i) or (y) any subsequent First Lien Credit Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not a First Lien Credit Agreement hereunder. Any reference to the First Lien Credit Agreement hereunder shall be deemed a reference to any First Lien Credit Agreement then in existence.

“First Lien Credit Documentation” shall mean the First Lien Credit Agreement, any guarantees issued thereunder and the collateral and security documents (including intercreditor agreements) entered into in connection therewith.

“First Lien Obligations” has the meaning assigned to such term in the Intercreditor Agreement.

“Fiscal Month” means any of the monthly accounting periods of Parent Borrower.

“Fiscal Quarter” means any of the quarterly accounting periods of Parent Borrower, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of Parent Borrower ending on December 31 of each year.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

“Foreign Lender” has the meaning specified in Section 1.9(c).

“Foreign Subsidiary” means each Subsidiary of Parent Borrower other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“General Intangibles” means “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contractual Obligation, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or

(e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (i) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (ii) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guarantor” means Holdings and each Domestic Subsidiary of the Parent Borrower.

“Guaranty” means the Guaranty of even date herewith entered into by Holdings and each other Guarantor that is (or hereafter becomes) party thereto in favor of Agent, for the benefit of the Secured Parties.

“Guaranty Supplement” means a guaranty supplement, substantially in the form of Exhibit A to the Guaranty or such other document pursuant to which any subsidiary of Parent Borrower becomes a party to the Guaranty after the Closing Date.

“Hazardous Material” means any chemical, compound, substance, material or waste or constituent thereof in any form that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Hedging Agreement” means any agreement with respect to the hedging of price risk associated with the purchase of commodities used in the business of Parent Borrower and its Subsidiaries.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Base Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all net obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, (g) all net obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) “earnouts” and similar payment obligations.

“Indemnitees” has the meaning specified in Section 9.1.

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Insurance Trigger Event” has the meaning specified in Section 2.2(c).

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“Intercreditor Agreement” means collectively, that certain lien subordination and intercreditor agreement in the form of Exhibit B, dated as of the Closing Date, among Agent and the First Lien Agent, and each other intercreditor agreement or arrangement entered into after the Closing Date by Agent (for the benefit of itself and the other Secured Parties) and the holders of any First Lien Obligations (or the representative, agent, trustee or other designee of such holders), which agreements and arrangements shall be in form and substance reasonably satisfactory to Agent, together with such amendments, supplements or other modifications (including modifications relating to the addition of additional secured parties having Liens that are junior in priority to Agent) as may be agreed to by Agent (and, to the extent the terms of such amendment, supplement or other modification, taken as a whole, are less favorable to the Lenders than the Intercreditor Agreement entered into on the Closing Date, in form and substance reasonably satisfactory to the Requisite Lenders).

“Interest Expense” means, with reference to any period, total cash interest expense (including that attributable to Capital Lease Obligations) of Parent Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of Parent Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements in respect of interest rates), calculated on a consolidated basis for Parent Borrower and its Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) as to any Base Rate Loan, the first Business Day of each Fiscal Quarter to occur while such Term Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided, that in the case of any

LIBOR Period greater than three months in duration, interest shall be payable at three month intervals and on the last day of such LIBOR Period; and provided further that, in addition to the foregoing, each of (i) the date upon which all of the Term Loans have been paid in full and (ii) the Term Loan Maturity Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under this Agreement or any other Loan Document.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar agreement or arrangement designed to protect Parent Borrower against fluctuations in interest rates.

“Inventory” means any “inventory,” as such term is defined in the Code, including Parts Inventory and Rental Fleet and Equipment, now owned or hereafter acquired by any Credit Party, wherever located, including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment” means (a) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of any Stock, or other ownership interest in, any other Person, and (b) any direct or indirect loan, advance or capital contribution by Holdings or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the initial amount of such Investment and any addition thereto, as reduced by any repayment of principal (in the case of an Investment constituting Indebtedness) or any distribution constituting a return of capital (in the case of any other Investment).

“Investment Property” means all “investment property,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including: (a) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (b) all securities entitlements of any Credit Party, including the rights of such Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (c) all securities accounts of any Credit Party; (d) all commodity contracts of any Credit Party; and (e) all commodity accounts held by any Credit Party.

“IRC” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Joinder Agreement” means a joinder agreement, in substantially the form of Exhibit A hereto or such other documentation acceptable to Agent pursuant to which any Subsidiary of Parent Borrower becomes a Guarantor and a party to the Pledge Agreement and the Security Agreement after the Closing Date.

“Lenders” means Bank of America, the other Lenders named on the signature pages of this Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations as provided in Section 8.1, such term shall include any Qualified Assignees of such Lender and each other assignee of such Lender permitted under Section 8.1(a).

“LIBOR Breakage Fee” means an amount equal to the amount of any losses, expenses, liabilities (excluding loss of profit) that any Lender may sustain as a result of (a) any default by Parent Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following Parent Borrower’s delivery to Agent of any LIBOR Loan request in respect thereof or (b) any payment of a LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise). For purposes of calculating amounts payable to a Lender under Section 1.3(d), each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at LIBOR in an amount equal to the amount of that LIBOR Loan and having a maturity and repricing characteristics comparable to the relevant LIBOR Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under Section 1.3(d).

“LIBOR Loans” means a Term Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

“LIBOR Period” means, with respect to any LIBOR Loan, each period commencing on a Business Day selected by Parent Borrower pursuant to this Agreement and ending one, two, three or six months (or nine or twelve months if agreed to by all Lenders) thereafter, as selected by Parent Borrower in its irrevocable notice delivered to Agent in accordance with Section 1.1(a) or Section 1.2(e), as the context requires; provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

(a) if any LIBOR Period would otherwise end on a day that is not a Business Day, such LIBOR Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding Business Day;

(b) any LIBOR Period that would otherwise extend beyond the date set forth in clause (a) of the definition of “Term Loan Maturity Date” shall end two (2) Business Days prior to such date;

(c) any LIBOR Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last Business Day of a calendar month;

(d) Parent Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Term Loan; and

(e) Parent Borrower shall select LIBOR Periods so that there shall be no more than 3 separate LIBOR Loans in existence at any one time.

“LIBOR Rate” means, for any LIBOR Period with respect to a LIBOR Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such LIBOR Period, for Dollar deposits (for delivery on the first day of such LIBOR Period) with a term equivalent to such LIBOR Period. If such rate is not available at such time for any reason, then the “LIBOR Rate” for such LIBOR Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such LIBOR Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted and with a term equivalent to such LIBOR Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such LIBOR Period.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, Lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing).

“Lightyear” mean Lightyear Capital LLC.

“Litigation” has the meaning specified in Section 4.1(i).

“Loan Account” as the meaning specified in Section 1.7.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents, the Agent Fee Letter, and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent or any Lender in connection with this Agreement or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Management Buyout Amount” means $12,000,000 in the aggregate during the year ending December 31, 2007 and during each subsequent year, in the aggregate for such year, $2,000,000 plus the unused amount remaining from the prior year.

“Material Adverse Effect” means a material adverse effect on, or material adverse developments with respect to, (a) the business operations, properties, assets or condition (financial or otherwise) of Holdings and its Subsidiaries, taken as a whole, (b) the legality, validity, binding effect or enforceability against a Credit Party of any Loan Document to which it is a party, (c) the ability of any Credit Party to fully and timely perform its Obligations and (d) the rights, remedies and benefits available to, or conferred on, Agent, any Lender or any Secured Party under any Loan Document.

“Maximum Lawful Rate” has the meaning specified in Section 1.2(f).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Credit Party to Agent on behalf of itself and the Secured Parties with respect to the Real Estate.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Proceeds” means cash proceeds received by Holdings or any of its Subsidiaries from any Asset Disposition (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of (i) the costs of such Asset Disposition (including taxes attributable thereto) and (ii) amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien on the asset or property disposed.

“Non-Consenting Lender” has the meaning specified in Section 9.19(c).

“Non-Funding Lender” has the meaning specified in Section 8.5(a).

“Notes” means, collectively, the Term Loan Notes.

“Notice of Borrowing” has the meaning specified in Section 1.1(a)

“Notice of Conversion/Continuation” has the meaning specified in Section 1.2(e).

“Obligations” means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under this Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed or allowable in such case or proceeding), Fees, Charges, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under this Agreement or any of the other Loan Documents.

“Other Lender” has the meaning specified in Section 8.5(d).

“Other Taxes” has the meaning specified in Section 1.9(f).

“Parent Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Parts Inventory” means Inventory owned by Parent Borrower or any of its Subsidiaries which consists of parts for Rental Fleet and Equipment and parts to be sold or leased by such Person in the ordinary course of business of such Person, which parts are not incorporated or installed in or on, or affixed or appurtenant to, any such Inventory or to any other property and which parts are new, unused, in good condition and are resalable as new products without repackaging or reconditioning, including Inventory Parent Borrower or any of its Subsidiaries currently describes as “inventory (including whole goods)” but excluding any Inventory that constitutes Rental Fleet and Equipment.

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

“Patent Security Agreements” means the Patent Security Agreements made in favor of Agent, on behalf of itself and the Secured Parties, by each applicable Credit Party.

“Patents” means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Perfection Certificate” means a certificate dated the Closing Date in the form of Exhibit C or any other form approved by the Agent.

“Permitted Acquisition” means the acquisition by purchase or otherwise of all or substantially all of the Stock of any Target or the assets comprising a business unit of any Target subject to the satisfaction of the following conditions:

(a) Agent shall receive at least 15 days’ prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

(b) such Permitted Acquisition shall only involve assets located in the United States and comprising a business, or those assets of a business, of the type permitted under Section 3.9;

(c) such Permitted Acquisition shall be consensual and shall have been approved by at least a majority of the Target’s board of directors or similar governing body;

(d) the purchase price payable in connection with all Permitted Acquisitions, together with the principal amount of all Indebtedness assumed in connection with all such Permitted Acquisitions and the amount of all Permitted Earnout Obligations assumed in connection with such Permitted Acquisitions, shall not exceed during the term of this Agreement for all Permitted Acquisitions the sum of (i) $250,000,000 in aggregate principal amount and (ii) the aggregate fair value of any Qualified Stock issued and sold to finance all or any portion of such Permitted Acquisition;

(e) at or prior to the closing of any Permitted Acquisition, Agent will be granted a second priority perfected Lien (subject to Permitted Encumbrances and Permitted First Priority Liens) in all assets and/or Stock acquired pursuant thereto, and Holdings and Parent Borrower shall have executed such documents and taken such actions as may be required by Agent in connection therewith;

(f) concurrently with delivery of the notice referred to in clause (a) above, Parent Borrower shall have delivered to Agent, in form and substance reasonably satisfactory to Agent:

(i) a pro forma consolidated balance sheet and income statement of Holdings and its Subsidiaries (including Target) (the “Acquisition Pro Forma”), based on the most recently available financial statements, but taking into account such Permitted Acquisition and the funding of all Indebtedness incurred in connection therewith; and

(ii) such financial and other information as may be available to any of the Credit Parties with respect to Target and/or the assets acquired in connection with such Permitted Acquisition;

(g) on or prior to the date of such Permitted Acquisition, Agent shall have received, in form and substance reasonably satisfactory to Agent, copies of the acquisition agreement and any related material agreements, documents and instruments reasonably requested by Agent; and

(h) at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing.

“Permitted Earnout Obligations” means an unsecured obligation to pay the Seller in a Permitted Acquisition a future payment that is contingent upon the financial performance of the business acquired in such Permitted Acquisition exceeding a specified benchmark level, which payment becomes payable when such excess financial performance is achieved.

“Permitted Encumbrances” has the meaning specified in Section 3.2.

“Permitted First Priority Liens” means the first priority Liens granted by any Credit Party in favor of the First Lien Agent for the benefit of the holders of any First Lien Obligation, which Liens shall be senior in priority to the Liens securing the Obligations under this Agreement and the other Loan Documents, and shall be subject at all times to the terms and conditions of the Intercreditor Agreement.

“Permitted Holders” means Lightyear, Norwest Equity Partners VIII LP, General Electric Pension Trust, their respective Affiliates (other than portfolio companies) and any members of Lightyear as of the Closing Date.

“Permitted Liens” means the following Liens, security interests or other encumbrances:

(a) Liens for taxes or assessments or other governmental Charges not yet due and payable;

(b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA);

(c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business;

(d) inchoate and unperfected workers’, mechanics’ or similar Liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate;

(e) statutory Liens of landlords for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP has been made in respect thereof;

(f) solely to the extent that such Liens attach only to Inventory, Liens of carriers, warehousemen, suppliers or other similar possessory Liens arising in the ordinary course of business to the extent such amounts are for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP has been made in respect thereof;

(g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party;

(h) any attachment or judgment Lien not constituting an Event of Default under Section 6.1;

(i) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate;

(j) Liens, presently existing or hereafter created, in favor of the Agent, for the benefit of the Secured Parties, securing the Obligations;

(k) leases and subleases of property granted by a Credit Party to other Persons in the ordinary course and consistent with past practice so long as such lease or sublease does not materially interfere with the conduct of such Credit Party’s business or adversely affect the Liens granted to the Agent pursuant to the Collateral Documents;

(l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; and

(m) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Parent Borrower or any of its Subsidiaries, including rights of offset and set-off.

“Permitted Refinancing Indebtedness” means any Refinancing, modification, replacement, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness (other than intercompany Indebtedness), including any additional Indebtedness incurred to pay accrued and unpaid interest, capitalized interest added to principal or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof (“Permitted Increases”) and fees and expenses in connection therewith; provided, that:

(a) such Indebtedness is not scheduled to mature prior to the maturity date of the Indebtedness being refinanced, the weighted average life to maturity is no shorter than the remaining weighted average life to maturity of the Indebtedness being refinanced and such Indebtedness has terms, taken as a whole, that are not materially less favorable than the Indebtedness being refinanced; and

(b) any such event shall:

(i) not directly or indirectly result in an increase in the aggregate principal amount of Indebtedness being refinanced, except to the extent such increase is a result of a substantially concurrent incurrence of additional Indebtedness to pay Permitted Increases and related fees and expenses;

(ii) to the extent the Indebtedness being refinanced is subordinated Indebtedness, be subordinated to the Obligations on substantially the same terms as the Indebtedness being Refinanced or as otherwise reasonably acceptable to Agent; and

(iii) to the extent the Indebtedness being refinanced is secured, be secured by a Lien that has the same or junior relative priority to the Liens in favor of Agent for the benefit of the Secured Parties as the Lien securing the Indebtedness being Refinanced.

“Permitted Subordinated Indebtedness” means (i) any unsecured Indebtedness of Parent Borrower that (a) is expressly subordinated to the prior payment in full in cash of the Obligations on terms and conditions satisfactory to the Agent, (b) is not scheduled to mature prior to the date that is the eighth (8th) anniversary of the Closing Date, (c) has no scheduled amortization or payments of principal prior to the date that is the eighth (8th) anniversary of the Closing Date and (d) has market terms and conditions for debt of the type being issued at such time, determined at the time of issuance.

“Permitted Subordinated Indebtedness Documents” means, collectively, any documentation governing any Permitted Subordinated Indebtedness.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or with respect to which any Credit Party or ERISA Affiliate could reasonably expect to incur liability.

“Platform” has the meaning specified in Section 4.1.

“Pledge Agreement” means the Pledge Agreement of even date herewith entered into by Holdings, Parent Borrower and each other Credit Party that is (or hereafter becomes)

party thereto in favor of Agent, for the benefit of the Secured Parties, and any other pledge agreement entered into after the Closing Date by any Credit Party or any other Person.

“Pro Rata Share” means with respect to all matters relating to any Lender, the percentage obtained by dividing (i) the Term Loans of that Lender by (ii) the aggregate Term Loans of all Lenders.

“Projections” means Parent Borrower’s forecasted consolidated and consolidating (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements.

“Proposed Change” has the meaning specified in Section 9.19(c).

“Public Lender” has the meaning specified in Section 4.1.

“Qualified Assignee” means (a) (i) any Lender, (ii) any Affiliate of any Lender and (iii) with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor (each such Person described in this clause (iii), an “Approved Fund”), and (b) any other Person other than (i) Parent Borrower or any of Parent Borrower’s Affiliates or Subsidiaries or (ii) any natural person.

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Qualified Stock” means Stock that is not Disqualified Stock.

“Qualifying IPO” means the issuance by the Qualifying IPO Issuer of its common Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933 (whether alone or in connection with a secondary public offering).

“Qualifying IPO Issuer” means Holdings or a corporation or other legal entity which owns, directly or indirectly, 100% of the outstanding Stock of Holdings.

“Real Estate” has the meaning specified in Section 5.12.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Related Transactions” means the Acquisition, the initial borrowing under the Term Loan on the Closing Date, the Equity Contribution, the borrowing of the First Lien Credit Agreement on the Closing Date, the Existing Credit Agreement Refinancing, the issuance of the Senior Notes, the repurchase of the Existing Notes and the legal defeasance in satisfaction and discharge thereof and the payment of all Fees, costs and expenses associated with all of the foregoing.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping or leaching of Hazardous Material in the indoor or outdoor environment.

“Rental Fleet and Equipment” means Inventory which is of a type offered for sale or lease by Parent Borrower or any of its Subsidiaries in the ordinary course of business of Parent Borrower or any of its Subsidiaries including Inventory of Parent Borrower or any of its Subsidiaries currently described as “rental equipment, net” but excluding any Inventory that constitutes Parts Inventory.

“Replacement Lender” has the meaning specified in Section 9.19(a).

“Requisite Lenders” means Lenders having more than 50% of the aggregate outstanding amount of the Term Loans.

“Restricted Payment” means, with respect to any Credit Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; and (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

“Secured Parties” means, collectively, Agent, Lenders and any other holder of an Obligation.

“Security Agreement” means the Security Agreement of even date herewith entered into by Holdings, Parent Borrower and each other Credit Party that is (or hereafter becomes) party thereto in favor of Agent, for the benefit of the Secured Parties, and any other security agreement entered into after the Closing Date by any Credit Party or any other Person.

“Senior Notes” means $230,000,000 aggregate original principal amount of Parent Borrower’s 10 % Senior Notes due 2015 and notes issued in exchange therefor pursuant to a customary registration rights agreement.

“Senior Notes Documents” means (a) the Senior Notes Indenture, (b) the Senior Notes, (c) any guaranty agreement given by any Credit Party in respect of the Senior Notes and (d) all other documents, agreements and instruments relating to the Senior Notes, in each case, as amended to the extent permitted by this Agreement.

“Senior Notes Indenture” means that certain Indenture dated as of May 31, 2007, by and among Parent Borrower, as issuer, the Credit Parties party thereto as guarantors, and Wells Fargo, National Association, as trustee, governing the terms of the Senior Notes, as amended to the extent permitted by this Agreement.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Specified Representations” means the representations and warranties set forth in Sections 5.3, 5.4(a), 5.4(c), 5.11(a) and 5.19.

“Statement” has the meaning specified in Section 4.1(b).

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Stock whether by proxy, agreement, operation of law or otherwise, (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of Parent Borrower and (c) any other Person the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.

“Supermajority Lenders” means Lenders having 75% or more of the aggregate outstanding amount of the Term Loans.

“Tax Return” means all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Target” has the meaning specified in Section 3.6.

“Term Loan(s)” has the meaning specified in Section 1.1(a).

“Term Loan Commitment” means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of Term Loans as set forth on Annex B and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Term Loans, which aggregate commitment shall be two hundred ninety million dollars ($290,000,000) on the Closing Date and shall terminate on the Closing Date.

“Term Loan Maturity Date” means November 30, 2014 as such date may be accelerated pursuant to Section 6.3.

“Term Loan Note” has the meaning specified in Section 1.1(a).

“Termination Date” means the date on which (a) the Term Loans have been repaid in full, (b) all other Obligations under this Agreement and the other Loan Documents (other than contingent indemnification Obligations to the extent no claim has been asserted) have been completely discharged and (c) Parent Borrower shall have no any further right to borrow any monies or request any other extensions of credit under this Agreement or the other Loan Documents.

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that Parent Borrower, any other Credit Party or any of their respective ERISA Affiliates maintains, contributes to or has an obligation to contribute to or with respect to which any Credit Party or ERISA Affiliate could incur liability.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

“Trademark Security Agreements” means the Trademark Security Agreements made in favor of Agent, on behalf of itself and the Secured Parties, by each applicable Credit Party.

“Trademarks” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, internet domain names, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Transaction and Advisory Fee Agreement” means that certain Transaction and Advisory Fee Agreement, dated as of the Closing Date, among Parent Borrower, Lightyear, Norwest Equity Partners VIII, LP and General Electric Pension Trust.

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the amount by which the present value of all accrued benefits under each Title TV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan.

“wholly owned” means with respect to any Person, a Subsidiary of such Person all the outstanding Stock of which (other than (x) directors’ qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

Rules of construction with respect to accounting terms used in this Agreement or the other Loan Documents shall be as set forth or referred to in this Annex A. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in this Agreement or any other Loan Document or any of the Appendices, Section, subsection or clause hereof or thereof refer to such Section, subsection or clause as contained in this Agreement or such Loan Documents, as applicable. The words “herein,” “hereof” and “hereunder” and other words of similar import in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as applicable, as a whole, including all Annexes, Exhibits and Schedules hereto or thereto, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement, such other Loan Document or any such Annex, Exhibit or Schedule, as the case may be.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.